Exhibit 1.1

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

ADVAXIS, INC.,

ADVAXIS LTD.,

AND

BIOSIGHT LTD.

DATED AS OF JULY 4, 2021

(i)

(ii)

Schedules:

Schedule A	Persons Executing Biosight Support Agreements
Schedule B	Persons Executing Advaxis Support Agreements

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Biosight Support Agreement
Exhibit C	Form of Advaxis Support Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of IIA Undertaking

(iii)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and reorganization (this “Agreement”) is made and entered into as of July 4, 2021, by and among Advaxis, Inc., a Delaware corporation (“Advaxis”), Advaxis Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Advaxis (“Merger Sub”), and Biosight Ltd., a company organized under the laws of the State of Israel (“Biosight”). Advaxis, Merger Sub and Biosight are referred to individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Parties wish to effect a merger of Merger Sub with and into Biosight, with Biosight being the surviving entity (the “Merger” and, collectively with the other transactions contemplated by this Agreement, the “Transactions”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”), following which Merger Sub will cease to exist, and Biosight will become a wholly-owned Subsidiary of Advaxis;

WHEREAS, the Board of Directors of Advaxis has (i) unanimously determined that the Merger is fair to, and in the best interests of, Advaxis and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement, the Merger, the Reverse Split (if necessary), the issuance of shares of Advaxis Common Stock to the Biosight Shareholders pursuant to the terms of this Agreement (the “Advaxis Stock Issuance”), the change of control of Advaxis, the Advaxis Certificate of Incorporation Amendment, and the other Transactions, (iii) unanimously recommended that the Advaxis stockholders vote to approve the Advaxis Stock Issuance, the Reverse Split, the Advaxis Certificate of Incorporation Amendment and such other Transactions, (iv) unanimously directed that the Advaxis Stock Issuance be submitted to a vote at a meeting of Advaxis’ stockholders, and (v) unanimously adopted a resolution having the effect of causing no rights to be distributed or exercisable under the Rights Agreement, and causing the Rights Agreement to have no force or effect, with respect to the Merger and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and Advaxis, as the sole shareholder of Merger Sub; (ii) approved, adopted and declared advisable this Agreement, the Merger, and the other Transactions; and (iii) recommended adoption of this Agreement by Advaxis in its capacity as the sole shareholder of Merger Sub;

WHEREAS, the Board of Directors of Biosight has unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, Biosight and its shareholders, (ii) approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (iii) recommended that the Biosight Shareholders vote to adopt this Agreement and thereby approve the Merger and such other Transactions, and (iv) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill its obligations to its creditors;

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WHEREAS, in order to induct Advaxis to enter into this Agreement and to cause the Merger to be consummated, the Persons listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Advaxis in the form substantially attached hereto as Exhibit B (the “Biosight Support Agreements”);

WHEREAS, in order to induct Biosight to enter into this Agreement and to cause the Merger to be consummated, the Persons listed on Schedule B hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Biosight in the form substantially attached hereto as Exhibit C (the “Advaxis Support Agreements”); and

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Transactions occurring at or immediately prior to the Closing, including the Merger, to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder or, if such treatment is disallowed pursuant to a “determination” within the meaning of Section 1313 of the Code or any analogous provision of applicable state, local or foreign Legal Requirements, as a transaction that qualifies under Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Description of Transaction

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) will be merged with and into Biosight (as the absorbing company (HaChevra Ha’Koletet) in the Merger), whereupon the separate existence of Merger Sub will cease, with Biosight surviving the Merger (Biosight, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will (a) be a wholly owned Subsidiary of Advaxis, (b) continue to be governed by the laws of the State of Israel, and (c) succeed to and assume all of the rights, properties and obligations of Merger Sub and Biosight in accordance with the ICL.

1.2 Effects of the Merger. The Merger shall have the effects set forth in the ICL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Advaxis, Merger Sub, Biosight or any Biosight Shareholder, (a) Merger Sub shall be merged with and into Biosight, the separate existence of Merger Sub shall cease and Biosight shall continue as the Surviving Company, (b) all the properties, rights, privileges, powers and franchises of Biosight and Merger Sub shall vest in the Surviving Company, (c) all debts, liabilities and duties of Biosight and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, and (d) all the rights, privileges, immunities, powers and franchises of Biosight (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

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1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place telephonically and/or by electronic exchange of documents, as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Advaxis and Biosight may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” As soon as practicable after the determination of the date on which the Closing is to take place, each of Biosight and Advaxis shall, and Advaxis shall cause Merger Sub to, in coordination with each other, deliver to the Companies Registrar of the Israeli Corporations Authority (the “Companies Registrar”) a notice (the “Merger Notice”) of the contemplated Merger and the proposed date on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the Parties shall deliver promptly following the Closing. The Merger will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). The Parties shall use reasonable best efforts to coordinate with the Companies Registrar the issuance of the Certificate of Merger as of the Closing Date. If the Certificate of Merger is not issued on the Closing Date, Advaxis shall provide Biosight with a new Certificate of Merger.

1.4 Articles of Association; Directors and Officers. At the Effective Time:

(a) the articles of association of Biosight, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, until such articles of association are thereafter duly changed or amended as provided therein or by applicable Legal Requirements; and

(b) the directors and officers of Biosight immediately prior to the Effective Time, shall be the directors and officers of the Surviving Company immediately after the Effective Time, and shall hold office in accordance with the articles of association of the Surviving Company, in each case until his or her successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

1.5 Conversion of Shares and Other Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Advaxis, Merger Sub, Biosight or the holders of any share capital or equity interests of Merger Sub or Biosight:

(i)    any Biosight Share owned by any of Biosight’s Subsidiaries, Advaxis, Merger Sub or by any of their respective Subsidiaries immediately prior to the Effective Time shall remain outstanding and any Biosight Share that is a dormant share (‘menayah redumah’) under Israeli law immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and, in each case, no consideration shall be delivered in exchange therefor; and

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(ii) subject to Section 1.5(d), each Biosight Share issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been transferred to Biosight in exchange for the right to receive 118.2009 shares of Advaxis Common Stock (and, with respect to 102 Biosight Shares, in exchange for the right to receive 102 Advaxis Shares) (the “Exchange Ratio” and, such shares, the “Merger Consideration”), without interest.

(b) At the Effective Time, each ordinary share, par value one (1) Israeli Agora (NIS 0.01) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into and become one (1) validly issued, fully paid and nonassessable ordinary share, par value one (1) Israeli Agora (NIS 0.01) per share, of the Surviving Company. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of Surviving Company.

(c) No later than five (5) Business Days prior to the Closing Date, each of Biosight and Advaxis shall take all actions necessary to provide that each Biosight Option outstanding and unexercised immediately before the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Advaxis and converted into an Advaxis Option to purchase (a) that number of shares of Advaxis Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Biosight Shares subject to such Biosight Option immediately prior to the Effective Time by (ii) the Exchange Ratio, (b) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Biosight Share at which such Biosight Option was exercisable immediately prior to the Effective Time by (ii) the Exchange Ratio (rounding the resulting exercise price up to the nearest whole cent). Each such substituted Advaxis Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable time-vesting and/or performance-vesting conditions) as applied to the corresponding Biosight Option immediately prior to the Effective Time. Prior to the Effective Time, the Board of Directors of Biosight (or, if appropriate, any committee thereof administering the Biosight Employee Plan) shall pass resolutions to effect the foregoing provisions of this Section 1.5(c), and shall make any such changes to the Biosight Employee Plan as appropriate to give effect to the Merger and any rulings or tax benefits of the ITA with respect to the Advaxis Options, including the Option Tax Ruling filed as part of the 104(h) ruling referred to in Section 5.22(b). In the case of Advaxis Options issued in connection with the assumption of Biosight Options, which are subject to Tax pursuant to Sections 102(b)(2) or 102(b)(3) of the Ordinance (the “102 Biosight Options”), such Advaxis Options shall be deposited with the 102 Trustee subject to the provisions of Section 102 of the Ordinance and any Tax ruling received from the ITA regarding such 102 Biosight Options including the Option Tax Ruling and Interim Option Tax Ruling (the “102 Advaxis Options”). All other securities of Biosight shall be cancelled and shall be of no further force and effect from the Effective Time and shall not be assumed or converted into a right to receive any shares of Advaxis Common Stock.

(d) No fractional shares of Advaxis Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Advaxis Common Stock a holder of Biosight Shares would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

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(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares, or securities convertible or exchangeable into or exercisable for Biosight Shares or shares of Advaxis Common Stock shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 1.5(e) shall be construed to permit Biosight or Advaxis to take any action with respect to its Securities that is prohibited by the terms of this Agreement.

1.6 Closing of Biosight’s Transfer Books. At the Effective Time: (a) all Biosight Shares issued and outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing Biosight Shares that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights as Biosight Shareholders; and (b) the share transfer books or ledger of Biosight shall be closed with respect to all Biosight Shares issued and outstanding immediately prior to the Effective Time. No further transfer of any such Biosight Shares shall be made on such share transfer books or ledger after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Biosight Shares issued and outstanding immediately prior to the Effective Time (a “Biosight Share Certificate”) is presented to the Exchange Agent or to the Surviving Company, such Biosight Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Advaxis and Biosight shall mutually agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Advaxis shall deposit with the Exchange Agent certificates or book entry shares representing the shares of Advaxis Common Stock issuable pursuant to Section 1.5(a). The shares of Advaxis Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

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(b) At or before the Effective Time, Biosight will deliver to Advaxis a true, complete and accurate listing of all record holders of Biosight Share Certificates at the Effective Time, including the number and class of Biosight Shares held by such record holder, and the number of shares of Advaxis Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Biosight Share Certificates immediately prior to the Effective Time a letter of transmittal in the form attached hereto as Exhibit D. Upon surrender of a Biosight Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal that attaches correct, complete and duly executed copies of any applicable tax forms as instructed in such letter of transmittal, (1) the holder of such Biosight Share Certificate shall be entitled to receive in exchange therefor a certificate or book entry shares representing the number of whole shares of Advaxis Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a), all subject to Section 1.7(f); and (2) the Biosight Share Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Biosight Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Advaxis Common Stock. If any Biosight Share Certificate shall have been lost, stolen or destroyed, Advaxis may, in its discretion and as a condition precedent to the delivery of any shares of Advaxis Common Stock, require the owner of such lost, stolen or destroyed Biosight Share Certificate to provide an applicable affidavit with respect to such Biosight Share Certificate that includes an obligation of such owner to indemnify Advaxis on customary terms against any claim suffered by Advaxis related to the lost, stolen or destroyed Biosight Share Certificate as Advaxis may reasonably request. Notwithstanding anything to the contrary in this Section 1.7(b), any consideration including 102 Advaxis Shares received in consideration for Biosight Shares issued as a result of the exercise of 102 Biosight Options which are held by the 102 Trustee and are subject to Tax pursuant to Section 102(b)(2) of the Ordinance (the “102 Biosight Shares”), shall be transferred to the 102 Trustee subject to the provisions of Section 102 of the Ordinance and any Tax ruling received from the ITA regarding such 102 Biosight Shares including the Option Tax Ruling filed as part of the 104(h) ruling referred to in Section 5.22(b) and Interim Option Tax Ruling, if any. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of any and all rights pertaining to the Biosight Shares formerly represented by such Biosight Share Certificate.

(c) No dividends or other distributions declared or made with respect to Advaxis Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Biosight Share Certificate with respect to the shares of Advaxis Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Biosight Share Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Legal Requirements, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Biosight Share Certificates (or is not held thereby on behalf of such holder pursuant to the Option Tax Ruling filed as part of the 104(h) ruling referred to in Section 5.22(b)) as of the date that is 180 days after the Closing Date shall be delivered to Advaxis upon demand, and any holders of Biosight Share Certificates who have not theretofore surrendered their Biosight Share Certificates in accordance with this Section 1.7 shall thereafter look only to Advaxis (subject to abandoned property, escheat or other similar Legal Requirements) for satisfaction of their claims for Advaxis Common Stock in compliance with the procedures in Section 1.7(b), without any interest thereon.

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(e) Notwithstanding any other provision in this Agreement, but subject to Section 1.7(f), each of Advaxis (or anyone on its behalf), Merger Sub, the Surviving Company, the Paying Agent, the Exchange Agent and the Section 102 Trustee (each, a “Payor”) shall be entitled to deduct and withhold from any consideration otherwise deliverable under this Agreement such amounts as any such Payor determines are required to be deducted or withheld from such consideration under the Code, the Ordinance or under any other applicable Legal Requirement; provided, that before making any deduction or withholding pursuant to this Section 1.7(e), the Payor shall use commercially reasonable efforts to give the payee at least five (5) days’ prior notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the payee sufficient opportunity to produce any Tax forms or other documentation, including an IRS Form W-9 or the appropriate IRS Form W-8, or the applicable successor form, as applicable, or take such other steps in order to avoid such deduction or withholding, and shall use commercially reasonable efforts to consult and cooperate with the payee in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 1.7(e). To the extent any amounts are deducted or withheld pursuant to this Section 1.7(e), such amounts shall be (A) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (B) remitted in accordance with the applicable Legal Requirement by the Payor to the applicable Governmental Authority. In the case of any amounts so deducted or withheld, the withholding party shall provide to the Person from which such amounts were deducted or withheld written confirmation of the amount so deducted or withheld.

(f) Without derogating from the Option Tax Ruling filed as part of the 104(h) ruling referred to in Section 5.22(b) and unless otherwise determined thereunder, in the case of any payment payable to employees of Biosight or its Affiliates in connection with the Merger treated as compensation in exchange for services or work performed, the parties shall cooperate to pay such amounts through Biosight’s or its Affiliate’s payroll to facilitate applicable withholding. The Parties shall enter into a paying agent agreement with the Exchange Agent or any other paying agent mutually acceptable to the Parties (the “Paying Agent”) with respect to withholding under the Ordinance. Notwithstanding Section 1.7(e) above and anything else in this Agreement, and in accordance with the Paying Agent undertaking provided by the Paying Agent to Advaxis as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), with respect to Israeli Taxes, any amounts or other consideration deliverable to a recipient hereunder shall be delivered to and retained by the Paying Agent for the benefit of each such recipient for a period of one-hundred eighty (180) days from the Closing Date, or an earlier date required in writing by a payment recipient (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA, no consideration shall be transferred by the Paying Agent to any recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment or other consideration that is not withheld shall be transferred to such recipient (subject to withholding on account of non-Israeli Taxes, if applicable). If any recipient (i) does not provide the Paying Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his/her/its portion of such amounts or other consideration deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such recipient’s portion of such amounts or other consideration deliverable shall be calculated according to the applicable withholding rate as determined by the Paying Agent, which amount shall be calculated in NIS based on the US$:NIS exchange rate known on the date the consideration is actually transferred to such recipient, and the Paying Agent will transfer to such recipient the balance of the payment or other consideration due to such recipient that is not so withheld (subject to withholding on account of non-Israeli Taxes, if applicable).

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(g) Notwithstanding anything to the contrary in this Agreement until the recipient of Advaxis Common Stock, or anyone on his/her/its behalf, presents to the Paying Agent, a Valid Tax Certificate, or evidence satisfactory to the Paying Agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by Advaxis and the Paying Agent, is withheld or funded, (i) certificates of Advaxis Common Stock shall be issued only in the name of the Paying Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 1.7 and (ii) no portion of the Advaxis Common Stock shall be released to such recipient.

(h) Subject to Section 1.7(f) and (g), any amount required to be withheld with respect to Advaxis Common Stock deliverable under the Agreement, to the extent not otherwise funded by such recipient of such stock, shall be funded through the forfeiture or sale of the portion of the shares of Advaxis Common Stock otherwise deliverable or payable to such recipient that is required to enable Advaxis and the Paying Agent to comply with applicable deduction or withholding requirements. Each Biosight Shareholder hereby waives, releases and absolutely and forever discharges Advaxis, or anyone acting on its behalf, the Exchange Agent and the Paying Agent from and against any and all claims for any Costs in connection with the forfeiture or sale of any portion of the share of Advaxis Common Stock otherwise deliverable or payable to such recipient in compliance with the withholding requirements under this Section 1.7. To the extent that the Paying Agent is unable, for whatever reason, to sell the applicable portion of shares of Advaxis Common Stock required to finance the applicable deduction or withholding requirements, then the Paying Agent shall hold all of the Advaxis Common Stock otherwise deliverable or payable to the applicable Biosight Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate or other applicable Tax documentation from such Biosight Shareholder fully exempting the Paying Agent from Tax withholding; or (ii) such time when the Payor is able to sell the portion of such shares otherwise deliverable or payable to such Biosight Shareholder that is required to enable the Paying Agent to comply with such applicable deduction or withholding requirements. Any Costs or expenses incurred in connection with such sale shall be borne by, and deducted from the payment or other consideration deliverable to, the applicable Biosight Shareholder.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Biosight or Merger Sub, then the officers and directors of the Surviving Company shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Biosight, in the name of Merger Sub and otherwise) to take such action.

1.9 Tax Treatment. Each party hereto intends that, for U.S. federal income tax purposes, (i) the Transactions (including the Merger) shall constitute either (A) a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder or (B), in the event that such treatment is disallowed pursuant to a “determination” within the meaning of Section 1313 of the Code or any analogous provision of applicable state, local or foreign Legal Requirements, a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”) and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

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Section 2. Representations and Warranties of Advaxis and Merger Sub

Advaxis and Merger Sub each hereby represent and warrant to Biosight as follows, except as set forth in (i) the Advaxis SEC Reports (excluding, in each case, any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed or furnished with the SEC on or after January 1, 2019 and at least five (5) Business Days prior to the date of this Agreement (and (A) other than any matters required to be disclosed for purposes of Sections 2.3 and 2.17 which matters shall only be disclosed by specific disclosure in the corresponding section of the Advaxis Disclosure Schedule and (B) without giving effect to any amendment to any such documents filed on or after the date hereof) or (ii) the corresponding Section or Subsection of the written disclosure schedule delivered by Advaxis to Biosight (the “Advaxis Disclosure Schedule”). The Advaxis Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the Advaxis Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Advaxis Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Advaxis Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization.

(a) Advaxis has no Subsidiaries, and Advaxis does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Advaxis Disclosure Schedule. Advaxis has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Advaxis has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Advaxis and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Advaxis and its Subsidiaries is qualified to do business as a foreign corporation or other legal entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Advaxis Material Adverse Effect.

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(d) Advaxis is the record and Beneficial Owner of all of the outstanding capital stock of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions, including the Merger.

(e) Advaxis is not a “shell company” and has not been a “shell company” (as defined in Rule 12b-2 of the Exchange Act) for the past twelve (12) months.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct; Advaxis has delivered to Biosight accurate and complete copies of the Constituent Documents, including all currently effective amendments thereto, for Advaxis and each of its Subsidiaries. Part 2.2 of the Advaxis Disclosure Schedule lists, and Advaxis has delivered to Biosight, accurate and complete copies of (a) the charters of all committees of Advaxis’ Board of Directors; and (b) any code of conduct or similar policy adopted by Advaxis or by the Board of Directors, or any committee of the Board of Directors, of Advaxis. Neither Advaxis nor any of its Subsidiaries has taken any action in breach or violation in any material respect of any of the material provisions of its Constituent Documents nor is in breach or violation in any material respect of any of the material provisions of its Constituent Documents.

2.3 Capitalization, Etc.

(a) The authorized capital stock of Advaxis as of the date of this Agreement consists of (i) 170,000,000 shares of Advaxis Common Stock, par value $0.001 per share, of which 145,638,459 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Advaxis Preferred Stock”), none of which shares have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a) of the Advaxis Disclosure Schedule, the authorized capital stock of Advaxis as of immediately prior to the Closing shall consist of (i) 170,000,000 shares of Advaxis Common Stock, 145,638,459 shares of which will be issued and outstanding, (ii) warrants to purchase 30,225,397 shares of Advaxis Common Stock of which 14,005,202 are private placement warrants for shares not yet authorized and (iii) 5,000,000 shares of Advaxis Preferred Stock, none of which shares of Advaxis Preferred Stock will be issued and outstanding. Advaxis does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Advaxis Common Stock and Advaxis Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the Advaxis Disclosure Schedule, none of the outstanding shares of Advaxis Common Stock or Advaxis Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Advaxis Common Stock or Advaxis Preferred Stock is subject to any right of first refusal in favor of Advaxis. Except as contemplated herein or as set forth in Part 2.3(a) of the Advaxis Disclosure Schedule, there is no Advaxis Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Advaxis Common Stock or Advaxis Preferred Stock. Advaxis is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Advaxis Common Stock or other Securities. Part 2.3(a) of the Advaxis Disclosure Schedule accurately and completely lists all repurchase rights held by Advaxis with respect to shares of Advaxis Common Stock (including shares issued pursuant to the exercise of stock options) and Advaxis Preferred Stock and specifies the number of shares of Advaxis Common Stock and Advaxis Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether, to the Knowledge of the Company, the holder of such Advaxis Common Stock or Advaxis Preferred Stock filed an election under Section 83(b) of the Code with respect to the Advaxis Common Stock or Advaxis Preferred Stock within thirty (30) days of purchase.

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(b) Except for the Advaxis 2011 Omnibus Incentive Plan and the Advaxis 2015 Incentive Plan (the “Advaxis Equity Plans”), and except as set forth in Part 2.3(b) of the Advaxis Disclosure Schedule, Advaxis does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Advaxis has reserved 6,000,000 shares of Advaxis Common Stock for issuance under the Advaxis Equity Plans. Of such reserved shares of Advaxis Common Stock, 333 shares have been issued pursuant to the exercise of outstanding options, options to purchase 1,031,323 shares have been granted and are currently outstanding (with a weighted average exercise price per share of $32.51), and 5,002,895 shares of Advaxis Common Stock remain available for future issuance pursuant to the Advaxis Equity Plans. No shares of Advaxis Common Stock are reserved for issuance pursuant to outstanding unsettled Advaxis RSUs. No other shares of capital stock or other voting securities of Advaxis are issued, reserved for issuance or outstanding. Part 2.3(b) of the Advaxis Disclosure Schedule sets forth the following information with respect to each Advaxis Option and Advaxis RSU outstanding as of the date of this Agreement (A) the name of the holder thereof; (B) the number of shares of Advaxis Common Stock issuable thereunder or otherwise subject thereto at the time of grant; (C) the number of shares of Advaxis Common Stock issuable thereunder or otherwise subject thereto as of the date of this Agreement; (D) if applicable, the exercise price; (E) the date on which such award was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such award expires; and (H) if applicable, whether such Advaxis Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Advaxis has made available to Biosight accurate and complete copies of the Advaxis Equity Plans and forms of all award agreements approved for use thereunder. No vesting of Advaxis Options will accelerate in connection with the closing of the Transactions.

(c) Except for the Rights Agreement, the outstanding Advaxis Options and Advaxis RSUs as set forth in Section 2.3(b), the warrants identified on Part 2.3(c) of the Advaxis Disclosure Schedule (the “Advaxis Warrants”) or as otherwise set forth on Part 2.3(c) of the Advaxis Disclosure Schedule, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other Securities of Advaxis or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other Securities of Advaxis or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Advaxis or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other Securities of Advaxis or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Advaxis or any of its Subsidiaries. Except as expressly set forth on Part 2.3(c) of the Advaxis Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by Advaxis, nor (y) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time), (A) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Advaxis Warrant or (B) result in any right or payment due, or in the acceleration, cancelation, termination or modification of any Advaxis Warrant or any right of any Person thereunder.

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(d) All outstanding shares of Advaxis Common Stock and Advaxis Preferred Stock, as well as all options, warrants and other Securities of Advaxis, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Advaxis has delivered to Biosight accurate and complete copies of all Advaxis Warrants.

(e) The shares of Advaxis Common Stock to be issued as Merger Consideration pursuant to this Agreement have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, nonassessable and free of any Encumbrances and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act. The Advaxis Options issued in connection with the assumption of Biosight Options pursuant to Section 1.5(c) when issued in accordance with this Agreement, and any share of Advaxis Common Stock issued upon the exercise thereof according to the terms thereof, will be duly and validly issued, fully paid, non-assessable and free and clear of all Encumbrances.

(f) Advaxis has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement and the Transactions; (ii) ensure that in connection with the Transactions, (A) neither Advaxis, Merger Sub nor any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement) is or will be (1) a “Beneficial Owner” of or deemed to “beneficially own” and have “Beneficial Ownership” (each as defined in the Rights Agreement) of any securities of Advaxis or (2) an “Acquiring Person” (as defined in the Rights Agreement) and (B) none of a “Shares Acquisition Date,” a “Distribution Date” (as such terms are defined in the Rights Agreement) or a “Triggering Event” (as defined in the Rights Agreement) occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement, or the consummation of the Merger or the other Transactions; and (iii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time, but only if the Effective Time shall occur. To the Knowledge of Advaxis, no Person is an “Acquiring Person” and no “Share Acquisition Date,” “Distribution Date” (as such terms are defined in the Rights Agreement) or “Triggering Event” (as defined in the Rights Agreement) has occurred.

2.4 Financial Statements; Advaxis Reports.

(a) Part 2.4(a) of the Advaxis Disclosure Schedule includes true and complete copies of (i) Advaxis’ audited consolidated balance sheets at October 31, 2019 and October 31, 2020, (ii) the Advaxis Unaudited Interim Balance Sheet, (iii) Advaxis’ audited consolidated statements of operations, cash flow and stockholders’ equity for the years ended October 31, 2019 and October 31, 2020, and (iv) Advaxis’ unaudited statements of operations, cash flow and shareholders’ equity for the six months ended April 30, 2021 (collectively, the “Advaxis Financial Statements”). The Advaxis Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Advaxis Financial Statements and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of Advaxis and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

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(b) Each of Advaxis and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Advaxis and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Neither Advaxis, nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Advaxis or any of its Subsidiaries in the Advaxis SEC Reports.

(d) Since November 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Advaxis, Advaxis’ Board of Directors or any committee thereof. Since November 1, 2017, neither Advaxis nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Advaxis and its Subsidiaries, (ii) any fraud, whether or not material, that involves Advaxis’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Advaxis or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Advaxis has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all Advaxis SEC Reports. Each of the Advaxis SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. as of their respective dates (or, if amended, as of the date of such amendment), the Advaxis SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Advaxis SEC Reports, and, to the Knowledge of Advaxis, none of the Advaxis SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

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(f) Advaxis has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to provide reasonable assurance that material information required to be disclosed by Advaxis in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Advaxis’ filings with the SEC and other public disclosure documents. Since November 1, 2017, neither Advaxis nor, to the Knowledge of Advaxis, its independent registered public accounting firm has identified, been made aware of or received any written notification of any (A) “significant deficiency,” (B) “material weakness” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) or (C) fraud in the design or operation of Advaxis’ internal controls over financial reporting or that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by Advaxis and its Subsidiaries.

2.5 Absence of Changes. Except as set forth on Part 2.5 of the Advaxis Disclosure Schedule, since the date of the Advaxis Unaudited Interim Balance Sheet, (a) except as contemplated by this Agreement, the business of Advaxis and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business, (b) there has not been any Effect which has had an Advaxis Material Adverse Effect, and no Effect exists or has occurred which would reasonably be expected to have, individually or in the aggregate, an Advaxis Material Adverse Effect and (c) there has not been any action, event or occurrence that would have required consent of Biosight pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6 Title to Assets. Each of Advaxis and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including (a) all assets reflected on the Advaxis Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Advaxis or any of its Subsidiaries as being owned by Advaxis or such Subsidiary. All of said assets are owned by Advaxis free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Leasehold

(a) Neither Advaxis nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, an Advaxis Material Adverse Effect, (i) each lease, sublease, license, concession and other agreement under which Advaxis or its Subsidiaries lease, sublease, use or occupy the real property leased, subleased, licensed or otherwise occupied by Advaxis or any of its Subsidiaries, including all material amendments, modifications, extensions and guaranties relating thereto (each, an “Advaxis Lease” and such real property, the “Advaxis Leased Real Property”) is a valid and binding obligation on Advaxis and such of its Subsidiaries party thereto and, to the Knowledge of Advaxis, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to the Bankruptcy and Equity Exception and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought), (ii) there is no breach or default under any Advaxis Lease by Advaxis or any of its Subsidiaries or, to the Knowledge of Advaxis, any other party thereto, (iii) no event has occurred which, with notice, lapse of time or both, would constitute a default under any Advaxis Lease by any of Advaxis or its Subsidiaries and (iv) Advaxis or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Advaxis Lease has a good and valid leasehold interest in each Advaxis Leased Real Property which is subject to an Advaxis Lease and is in possession of such Advaxis Leased Real Property.

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(b) There are no pending or, to the Knowledge of Advaxis, threatened condemnation or eminent domain proceedings that affect any Advaxis Leased Real Property and Advaxis has not received any written notice of the intention of any Governmental Authority or other Person to take any Advaxis Leased Real Property.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Advaxis Disclosure Schedule contains a complete and accurate list of all Advaxis IP Rights that are owned or purported to be owned by Advaxis or any of its Subsidiaries that are registered or the subject of a pending application for registration with any Governmental Authority (the “Advaxis Registered IP”). All Advaxis Registered IP is valid, subsisting and, to the Knowledge of Advaxis, enforceable, and each item of Advaxis Registered IP has been prosecuted in good faith, is in good administrative standing, and the deadlines for maintaining any registration for and prosecuting any application to register Intellectual Property included in the Advaxis Registered IP up to and including the Closing Date have been satisfied, and any such deadlines occurring in the period up to and including ninety (90) days after the Closing Date have been identified on Part 2.8(a) of the Advaxis Disclosure Schedule. All assignments and other vesting instruments pertaining to any Advaxis Registered IP have been timely and properly recorded with the applicable Governmental Authority. The owner of record of each item of Advaxis Registered IP is the beneficial and legal owner in fact of such Advaxis Registered IP and the entity identified as the current assignee and owner thereof on Part 2.8(a) of the Advaxis Disclosure Schedule.

(b) Advaxis or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Advaxis Registered IP, and owns or has a license, sublicense or otherwise possesses legally enforceable rights to use all other Advaxis IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). The Advaxis IP Rights include all of the material Intellectual Property necessary for Advaxis and each of its Subsidiaries to conduct their respective businesses as currently conducted.

(c) The operation of the business of Advaxis and its Subsidiaries as currently conducted, and the use of any Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate, or otherwise violate the Intellectual Property, of any other Person.

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(d) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Advaxis, threatened in writing with respect to any Advaxis IP Rights owned or purported to be owned by Advaxis and its Subsidiaries, and neither Advaxis nor any of its Subsidiaries is a party to any Legal Proceeding relating to any Advaxis IP Rights. Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), neither Advaxis nor any of its Subsidiaries has been sued or charged in writing with or been a defendant in any Legal Proceeding that involves a claim of infringement or misappropriation of any Intellectual Property. None of the Advaxis IP Rights that is owned or purported to be owned by Advaxis and its Subsidiaries is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Intellectual Property.

(e) No past or present director, officer or employee of Advaxis or any of its Subsidiaries owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to) any Advaxis IP Rights.  Advaxis and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Advaxis IP Rights. No material Trade Secret has been authorized to be disclosed, or, to the Knowledge of Advaxis, has been disclosed to any employees or other Person by Advaxis or any of its Subsidiaries, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of Advaxis, there is no uncured breach by any employee or other Person under any such agreement.

(f) Except as set forth in Part 2.8(f) of the Advaxis Disclosure Schedule, to the Knowledge of Advaxis, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Advaxis IP Rights owned or purported to be owned by Advaxis or any of its Subsidiaries.

(g) Except with respect to the Contracts listed on Part 2.9(a)(xiii) of the Advaxis Disclosure Schedule and the Advaxis Standard Contracts, neither Advaxis nor any of its Subsidiaries is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Advaxis IP Rights.

(h) To the Knowledge of Advaxis, the information technology networks, computer hardware, and software applications owned or used by Advaxis or any of its Subsidiaries (the “Advaxis IT Systems”) are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that could materially disrupt or have a material adverse impact on the operation of the Advaxis IT Systems. The Advaxis IT Systems are adequate for the operation of the businesses of Advaxis and its Subsidiaries as currently conducted. In the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Advaxis IT Systems that have caused or could reasonably be expected to result in a material disruption or interruption in or to the use of such Advaxis IT Systems or the conduct of the businesses of Advaxis or any of its Subsidiaries. Advaxis and each of its Subsidiaries have taken commercially reasonable actions intended to protect the security and integrity of the Advaxis IT Systems. Neither Advaxis nor any of its Subsidiaries has experienced any information security incident that has compromised the integrity or availability of the Advaxis IT Systems, and to the Knowledge of Advaxis, there has been no material loss, damage, or unauthorized access, disclosure, use, or breach of security of the Advaxis IT Systems or any data stored therein.

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2.9 Agreements, Contracts and Commitments.

(a) Except as listed in Part 2.9(a) of the Advaxis Disclosure Schedule, as of the date of this Agreement, neither Advaxis nor any of its Subsidiaries is a party to or bound by any:

(i) Advaxis Contract that would be required to be filed by Advaxis as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Advaxis SEC Reports;

(ii) Advaxis Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(iii) Advaxis Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Advaxis or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Advaxis’, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iv) Advaxis Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions, including the Merger (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(v) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness, in each case providing for indebtedness in excess of $100,000, other than indebtedness solely between or among any of Advaxis and any of its wholly owned Subsidiaries;

(vi) Advaxis Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Advaxis, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person;

(vii) Advaxis Contract that contains a put, call, right of first refusal or similar right pursuant to which Advaxis or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(viii) material settlement agreement or similar agreement with a Governmental Authority to which Advaxis or any of its Subsidiaries is a party that contains material obligations or limitations on Advaxis’ or such Subsidiary’s conduct;

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(ix) Advaxis Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(x) Advaxis Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity in excess of $100,000;

(xi) Advaxis Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Advaxis (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Advaxis or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Advaxis or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Advaxis or such Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Advaxis product, service or technology or any Contract currently in force to sell, distribute or commercialize any Advaxis products or service, except, in each case, agreements entered in the Ordinary Course of Business;

(xii) Advaxis Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Advaxis in connection with the transactions set forth in this Agreement, including the Merger;

(xiii) Advaxis Contract pursuant to which any Advaxis IP Rights are licensed by or to Advaxis or any of its Subsidiaries, other than (A) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (B) customer or channel partner Advaxis Contracts substantially on Advaxis’ or any of its Subsidiaries’ standard forms, (C) Advaxis Contracts that authorizes Advaxis or any of its Subsidiaries to identify another Person as a customer, vendor, supplier or partner or that authorizes another Person to identify Advaxis or any of its Subsidiaries as a customer, vendor, supplier or partner of such Person, (D) Advaxis Contracts that provide a limited, non-exclusive license to use the trademarks included in the Advaxis IP Rights to promote any products or services of Advaxis or its Subsidiaries or to otherwise provide such products or services to others, (E) Advaxis Contracts with Advaxis’ or its Subsidiaries’ employees or contractors substantially on Advaxis’ or its Subsidiaries’ standard forms, and (F) non-disclosure agreements (the “Advaxis Standard Contracts”); or

(xiv) other agreement, contract or commitment (i) which involves payment or receipt by Advaxis or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that may not be terminable with no liability or cost within ninety (90) days.

Each such Contract described in clauses (a) through (n) is referred to herein as an “Advaxis Material Contract”.

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(b) Advaxis has delivered to Biosight accurate and complete (except for applicable redactions thereto) copies of all Advaxis Material Contracts, including all amendments thereto. There are no Advaxis Material Contracts that are not in written form. Except as would not reasonably be expected to have, individually or in the aggregate, an Advaxis Material Adverse Effect, (i) neither Advaxis nor any of its Subsidiaries is (and, to the Knowledge of Advaxis, no other party is) in default under or breach of any Contract to which Advaxis is a party, there are no events or conditions, including with respect to any events or conditions as a result of the COVID-19 pandemic, which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of Advaxis or any of its Subsidiaries or, to the Knowledge of Advaxis, any counterparty under such Advaxis Contract, (ii) each of the Advaxis Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of Advaxis and its Subsidiaries, except (A) that such enforcement may be subject to the Bankruptcy and Equity Exception, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (C) to the extent that any Advaxis Material Contract expires in accordance with its terms, and (iii) Advaxis and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Advaxis Material Contracts to which they are a party.

2.10 Liabilities. Neither Advaxis nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for (a) Liabilities identified as such in the “liabilities” column of the Advaxis Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by Advaxis or its Subsidiaries since the date of the Advaxis Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of executory obligations of Advaxis or any of its Subsidiaries under Advaxis Contracts in accordance with their written terms (which would not include, for example, any instances of breach or indemnification or any violation of any Legal Requirement or Order); (d) Liabilities incurred in connection with this Agreement; and (e) Liabilities listed in Part 2.10 of the Advaxis Disclosure Schedule.

2.11 Compliance; Permits; Restrictions.

(a) Advaxis and each of its Subsidiaries are, and since November 1, 2015 have been, in compliance in all material respects with all applicable Legal Requirements, including (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Legal Requirements; (iv) any comparable state or local Legal Requirements; and (v) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of Advaxis, threatened against Advaxis or any of its Subsidiaries, nor has any Governmental Authority indicated to Advaxis in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Advaxis or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Advaxis or any of its Subsidiaries, any acquisition of material property by Advaxis or any of its Subsidiaries or the conduct of business by Advaxis or any of its Subsidiaries as currently conducted, (ii) may have an adverse effect on Advaxis’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactions.

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(b) Advaxis and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Advaxis (the “Advaxis Permits”) as currently conducted. Part 2.11(b) of the Advaxis Disclosure Schedule identifies each Advaxis Permit, including the holder of the Advaxis Permit, the name of the Advaxis Permit, and the date of expiration. Each of Advaxis and its Subsidiaries is in material compliance with the terms of the Advaxis Permits and the Advaxis Permits are in full force and effect. All fees and charges with respect to the Advaxis Permits, as of the date hereof, have been paid in full, and all filing, reporting, record keeping, and maintenance obligations required under the applicable Advaxis Permits and Healthcare Laws have been completely and timely satisfied. All such reports, records, and filings were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Advaxis, threatened, which seeks to revoke, materially limit, suspend, or materially modify any Advaxis Permit. The rights and benefits of each material Advaxis Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Advaxis and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time. There have been no occurrences, events, or Legal Proceedings that are pending, under investigation, or to the Knowledge of Advaxis, threatened, nor has Advaxis received any written notice which has resulted in or would reasonably be expected to result in any material limitation, adverse modification, revocation, withdrawal, cancellation, lapse, integrity review, suspension, or any other adverse action against any Advaxis Permit.

(c) There are no proceedings pending or, to the Knowledge of Advaxis, threatened with respect to an alleged violation by Advaxis or any of its Subsidiaries of the FDCA, PHSA, Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”). Advaxis has not been restrained by any Governmental Authority or other Person in its ability to conduct or have conducted the manufacturing, clinical and pre-clinical investigation, handling, shipping, packaging, labeling, storage, import, export, or distribution of its Advaxis Product Candidates.

(d) Advaxis and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Advaxis or such Subsidiary as currently conducted, and, to the extent applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Advaxis Product Candidates”) (collectively, the “Advaxis Regulatory Permits”), and no such Advaxis Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Advaxis and each of its Subsidiaries is in compliance in all material respects with the Advaxis Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Advaxis Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Advaxis Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the Advaxis Disclosure Schedule, Advaxis has made available to Biosight all information requested by Biosight in Advaxis’ or its Subsidiaries’ possession or control relating to the Advaxis Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Advaxis Product Candidates, including complete copies of the following (to the extent there are any) (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

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(e) All material preclinical and clinical investigations conducted or sponsored by or on behalf of and intended to be submitted to a Governmental Authority to support a Governmental Authorization are being and have been conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA. Neither Advaxis or its Subsidiaries, nor, to the Knowledge of Advaxis, any of third party conducting a clinical or preclinical study on their behalf, has received any written notice, correspondence or other written communication from the FDA or any other Governmental Authority or from any institutional review board, ethics committee, or analogous review board (collectively “IRB”) requiring or threatening the termination, suspension, delay, restriction, rejection, or material modification of any ongoing, completed, or planned clinical or pre-clinical trials conducted by, or on behalf of, Advaxis. The study reports, protocols, and statistical analysis plans for all such material preclinical and clinical investigations, accurately, completely, and fairly reflect the results from and plans for such studies. Advaxis has no Knowledge of any other studies, the results of which are inconsistent or otherwise call into question the results of the material preclinical and clinical investigations. Advaxis does not have any Knowledge of any material facts or circumstances related to the safety or efficacy of the Advaxis Product Candidates that would materially and adversely affect its ability to receive or maintain a Governmental Authorization.

(f) As of the date of this Agreement, no data generated by or on behalf of Advaxis or its Subsidiaries with respect to the Advaxis Product Candidates is the subject of any written regulatory investigation, claim, suit, proceeding, audit or other action, either pending, or to the Knowledge of Advaxis, threatened by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

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(g) Neither Advaxis, any of its Subsidiaries, nor, to the Knowledge of Advaxis, any Person providing services on their behalf, is the subject of any pending, or to the Knowledge of Advaxis, threatened investigation in respect of its business or the Advaxis Product Candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or otherwise with respect to any other untrue or false statement or omission. To the Knowledge of Advaxis, neither Advaxis nor any of its Subsidiaries or Persons proving services on their behalf, has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or the Advaxis Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Advaxis, any of its Subsidiaries, to the Knowledge of Advaxis, any of their respective officers, employees or agents, or to the Knowledge of Advaxis, any Person providing services on Advaxis’ or its Subsidiaries’ behalf, have been debarred, disqualified, or excluded, or have been convicted of any crime or engaged in any conduct that could result in a debarment, disqualification, or exclusion (i) under 21 U.S.C. Section 335a, (ii) under 42 U.S.C. §1320a-7, (iii) with respect to federal procurement or non-procurement programs, including those produced by the U.S. General Services Administration, (iv) under 21 C.F.R. Parts 312, 511, or 812 or otherwise with respect to the receipt of investigational products, or (v) any similar applicable Legal Requirement. To the Knowledge of Advaxis, no debarment, ineligibility, or exclusionary claims, actions, proceedings or investigations in respect of their business or the Advaxis Product Candidates are pending or threatened against Advaxis, any of its Subsidiaries, any of their respective officers, employees or agents, or any Person providing services on behalf of Advaxis or its Subsidiaries.

(h) To the Knowledge of Advaxis, no Advaxis Product Candidate manufactured or distributed by or on behalf of Advaxis or its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law); or (iii) otherwise prohibited from introduction into interstate commerce under applicable Legal Requirements. As of the date of this Agreement, neither the Advaxis or its Subsidiaries nor, to the Knowledge of Advaxis and with respect to services provided to Advaxis, any of their respective contractors, including, but not limited to, contract manufacturers, has received any FDA Form 483, warning letter, untitled letter, cyber letter, reprimand, regulatory letter, adverse inspectional findings, notice of integrity review or investigation, request for corrective or remedial action, deficiency notice, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Advaxis Permits issued to Advaxis or its Subsidiaries by the FDA or any other regulatory authority. No manufacturing site owned by Advaxis or its Subsidiaries, to the Knowledge of Advaxis, any of their respective contract manufacturers, is or has been subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

(i) No Advaxis Product Candidate has been or has been requested by a regulatory authority or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither Advaxis, its Subsidiaries, nor, to the Knowledge of Advaxis, any regulatory authority or other Person, has sought, is seeking, or, to the Knowledge of Advaxis, has or is currently threatening or contemplating any Recall of any such Advaxis Product Candidate.

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2.12 Tax Matters.

(a) Advaxis and each of its Subsidiaries has duly timely filed all U.S. federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements (taking into account any valid applicable extension of time within which to file). All such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where Advaxis or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(b) All material Taxes due and payable by Advaxis or any of its Subsidiaries (whether or not shown on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP, have been timely paid in full. All material Taxes of Advaxis and its Subsidiaries incurred but not yet due and payable (i) for periods covered by the Advaxis Financial Statements have been accrued and adequately disclosed on the Advaxis Financial Statements in accordance with GAAP and (ii) for periods not covered by the Advaxis Financial Statements have been accrued for on the books and records of Advaxis or the relevant Subsidiary of Advaxis. Since the date of the Advaxis Unaudited Interim Balance Sheet, neither Advaxis nor any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c) Advaxis and each of its Subsidiaries have timely (i) withheld all material Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (ii) remitted such amounts required to be remitted to the appropriate Governmental Authority.

(d) There are no Encumbrances for Taxes upon any of the assets of Advaxis or any of its Subsidiaries (other than Permitted Encumbrances for Taxes).

(e) No material deficiencies for Taxes with respect to Advaxis or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been fully resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Advaxis or any of its Subsidiaries. No issues relating to Taxes of Advaxis or any of its Subsidiaries were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period that would not otherwise be expected to be imposed absent such audit or examination. Advaxis has delivered or made available to Biosight complete and accurate copies of all U.S. federal income Tax Returns and all other material Tax Returns of Advaxis and each of its Subsidiaries (and any predecessors of either) for all taxable years remaining subject to assessment under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Advaxis and each of its Subsidiaries (and any predecessors of either), with respect to U.S. federal income Taxes and all other material Taxes. Neither Advaxis nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not expired, nor has any request been made in writing for any such extension or waiver that is currently pending.

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(f) Neither Advaxis nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in any method of accounting, or use of an impermissible period of accounting, in either case for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Legal Requirement) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Legal Requirement) that existed prior to the Closing; or (vi) Section 965 of the Code.

(g) Neither Advaxis nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Advaxis nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person any Tax allocation, Tax sharing or similar agreement (including Tax indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Advaxis nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined, unitary or other group Tax Return (other than a group the common parent of which is Advaxis) for U.S. federal, state, local or foreign Tax purposes. Neither Advaxis nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Advaxis and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirement), as a transferee or successor, by Contract, or otherwise.

(j) Neither Advaxis nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Advaxis nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Advaxis, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Neither Advaxis nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b).

(m) Neither Advaxis nor any of its Subsidiaries has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions, including the Merger, from qualifying for the Intended Tax Treatment.

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(n) Immediately prior to the Merger, Advaxis will be in “control” of Merger Sub within the meaning of Section 368(c)(1) of the Code. Advaxis has no plan or intention to reacquire any of the Advaxis Common Stock issued in the Merger. Advaxis has no plan or intention to liquidate Biosight, merge Biosight with or into another corporation, sell or otherwise dispose of the stock of Biosight except for transfers of stock to corporations controlled by Advaxis, or cause Biosight to sell or otherwise dispose of any of its assets or any assets acquired from Merger Sub, except for distributions made in the Ordinary Course of Business or transfers of assets to a corporation controlled by Biosight. Advaxis does not own, nor has it owned during the past five (5) years, any shares of the stock of Biosight.

2.13 Employee and Labor Matters; Benefit Plans.

(a) Part 2.13(a) of the Advaxis Disclosure Schedule sets forth, with respect to each current employee of Advaxis or any of its Subsidiaries, (i) the name of such employee and the date as of which such employee was originally hired by Advaxis or any of its Subsidiaries, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s monthly compensation as of the date of this Agreement, including base salary, bonus and commission potential, and (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Legal Requirements) and the anticipated date of return to full service. Other than their salary, Advaxis’ employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intents and purposes, including for social contributions and severance pay. No Advaxis employee is entitled (whether by virtue of any law, Contract or otherwise) to any benefits, entitlement or compensation that is not detailed in Part 2.13(a) of the Advaxis Disclosure Schedule.

(b) Part 2.13(b) of the Advaxis Disclosure Schedule sets forth a true and complete list of all present contractors of Advaxis who are entitled to an average monthly compensation of more than $10,000 in consideration for their services, and includes each such contractor’s name, engaging entity, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable to such contractor. Except as set forth in Part 2.13(b) of the Advaxis Disclosure Schedule, all current and former contractors of Advaxis are (or were, as applicable) rightly classified as independent contractors and Advaxis has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to any applicable Legal Requirement, would be entitled to the rights of an employee vis-à-vis Advaxis.

(c) Neither Advaxis nor any of its Subsidiaries is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. To the Knowledge of Advaxis, no employees of Advaxis or any of its Subsidiaries are represented by any labor union or other labor organization. To the Knowledge of Advaxis, there are no activities or proceedings of any labor union or other labor organization to organize any employees of Advaxis or any of its Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of Advaxis, threatened, and, since November 1, 2017, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or collective labor disputes or similar activity in respect of the business of Advaxis or its Subsidiaries that may, individually or in the aggregate, interfere in any material respect with the respective business activities of Advaxis or any of its Subsidiaries. Advaxis and each of its Subsidiaries is not engaged in and, since November 1, 2017, have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to Advaxis or any of its Subsidiaries. There is no material unfair labor practice charge against Advaxis or any of its Subsidiaries pending or, to the Knowledge of Advaxis, threatened before the National Labor Relations Board or any similar Governmental Authority that could reasonably be expected to result in any material liability to Advaxis or any of its Subsidiaries.

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(d) Advaxis and each of its Subsidiaries is, and, since November 1, 2017, has been, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, harassment (including sexual harassment), employee and data privacy, plant closings, wages and work and rest hours. There is no pending or, to the Knowledge of Advaxis, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any Person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Advaxis or any of its Subsidiaries that could reasonably be expected to result, individually or in the aggregate, in any material liability to Advaxis or any of its Subsidiaries.

(e) To the Knowledge of Advaxis, no senior executive or other key employee of Advaxis or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with Advaxis or its Subsidiaries or the ability of Advaxis and/or any of its Subsidiaries to conduct its or their business.

(f) Neither Advaxis nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement that remains unsatisfied.

(g) All material payments due from Advaxis and any of its Subsidiaries on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been timely paid as and when they have become due and owing.

(h) To the Knowledge of Advaxis, in the last five (5) years, no allegations of sexual harassment have been made to Advaxis against any individual in his or her capacity as director or an employee of Advaxis at a level of Senior Vice President or above

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(i) Advaxis has delivered to Biosight true and complete copies of the Advaxis Equity Plans and form of agreement evidencing each Advaxis Option or Advaxis RSU, and has also delivered any other stock option, RSU award or other equity or equity-related award agreements to the extent there are material variations from the applicable form of agreement, specifically identifying the Person(s) to whom such material variant forms apply. With respect to Advaxis Options granted pursuant to the Advaxis Equity Plans, (i) each Advaxis Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Advaxis Option was duly authorized no later than the date on which the grant of such Advaxis Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of Advaxis (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Advaxis Option grant was made in accordance with the terms of the Advaxis Equity Plans and all other Legal Requirements and (iv) the per share exercise price of each Advaxis Option was no less than the fair market value of a share of Advaxis Common Stock on the applicable effective date of such grant.

(j) Part 2.13(j) of the Advaxis Disclosure Schedule sets forth an accurate and complete list of each material Advaxis Benefit Plan. “Advaxis Benefit Plan” shall mean each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or independent contractors of Advaxis or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, pension, disability coverage, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based (including the Advaxis Equity Plans), incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by Advaxis or any of its Subsidiaries, or to which Advaxis or any of its Subsidiaries is obligated to contribute. Neither Advaxis nor any of its Subsidiaries has any Liability under Title IV of ERISA by reason of being treated as a single employer with any other employer (whether or not incorporated) under Section 414 of the Code.

(k) With respect to each Advaxis Benefit Plan listed on Part 2.13(k) of the Advaxis Disclosure Schedule, Advaxis has made available to Biosight, to the extent applicable, true, correct and complete copies of (A) the Advaxis Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Advaxis Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (E) the most recent Internal Revenue Service determination or opinion letter, (F) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto or any similar form under applicable Legal Requirements), and (G) all material correspondence to or from the IRS, the United States or Department of Labor or any other Governmental Authority received in the last three years with respect to any Advaxis Benefit Plan.

(l) Each Advaxis Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) has been, in all material respects, established, operated and administered in compliance with its terms and applicable Legal Requirements, including ERISA and the Code. Neither Advaxis nor any of its Subsidiaries nor, to the Knowledge of Advaxis, any other Person, has made any binding commitment to materially modify, change or terminate any Advaxis Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, and there has been no amendment to, or written interpretation or announcement by Advaxis or any of its Subsidiaries regarding any Advaxis Benefit Plan that would materially increase the expense of maintaining such Advaxis Benefit Plan.

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(m) Except as set forth on Part 2.13(m) of the Advaxis Disclosure Schedule, no Advaxis Benefit Plan is maintained outside the jurisdiction of the United States.

(n) Each Advaxis Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and to the Knowledge of Advaxis, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Advaxis Benefit Plan.

(o) Neither Advaxis, any Advaxis Benefit Plan nor, to the Knowledge of Advaxis, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject Advaxis or any of its Affiliates to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to Advaxis or any of its Subsidiaries. Neither Advaxis nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(p) There are no pending, or to the Knowledge of Advaxis, threatened claims (other than routine claims for benefits) by, on behalf of or against or in connection with any Advaxis Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to Advaxis or any of its Subsidiaries, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of Advaxis, threatened with respect to any Advaxis Benefit Plan.

(q) No Advaxis Benefit Plan is or has at any time within the past six years been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither Advaxis, any of its Subsidiaries has at any time within the past six (6) years participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan.

(r) Except as required by applicable Legal Requirements, no Advaxis Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Advaxis or any of its Subsidiaries has any obligation to provide such benefits.

(s) No Advaxis Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

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(t) Except as set forth on Part 2.13(t) of the Advaxis Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Advaxis or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Advaxis to transfer or set aside any assets to fund any material benefits under any Advaxis Benefit Plan, (iv) otherwise give rise to any material liability under any Advaxis Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Advaxis Benefit Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A Section 4999 of the Code or any other tax, or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

2.14 Environmental Matters. Advaxis and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Advaxis of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Advaxis nor any of its Subsidiaries has received since November 1, 2017 any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Advaxis or any of its Subsidiaries is not in material compliance with any Environmental Law, and, to the Knowledge of Advaxis, there are no circumstances that may prevent or interfere with Advaxis’ or any of its Subsidiaries’ material compliance with any Environmental Law in the future. To the Knowledge of Advaxis (i) no current or prior owner of any property leased or controlled by Advaxis or any of its Subsidiaries has received since November 1, 2017 any written notice or other communication relating to property owned or leased at any time by Advaxis or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Advaxis or any of its Subsidiaries is not in material compliance with or has violated in any material respect any Environmental Law relating to such property and (ii) neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

2.15 Insurance.

(a) Each of Advaxis and its Subsidiaries maintains insurance coverage with reputable insurers in such amounts and covering such risks as Advaxis reasonably believes, based on past experience, is adequate for the businesses and operations of Advaxis and its Subsidiaries (taking into account the cost and availability of such insurance). Neither Advaxis nor any of its Subsidiaries has received any written notice of any pending or threatened cancellation (other than in connection with ordinary renewals) or material premium increase (other than premium increases in the ordinary course) with respect to any such material insurance policy, and each Subsidiary of Advaxis is in compliance with all conditions contained therein, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, an Advaxis Material Adverse Effect. All such material insurance policies are in full force and effect will not be affected by, or terminated or lapse by reason of, this Agreement or the consummation of the Merger. There is no material claim pending under any of Advaxis’ insurance policies as to which coverage has been denied by the underwriters of such policies.

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(b) Advaxis has delivered to Biosight accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Advaxis and each of its Subsidiaries as of the date of this Agreement (the “Existing Advaxis D&O Policies”). Part 2.15(b) of the Advaxis Disclosure Schedule accurately sets forth the most recent annual premiums paid by Advaxis and each of its Subsidiaries with respect to the Existing Advaxis D&O Policies.

2.16 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of Advaxis, threatened in writing against Advaxis or any of its Subsidiaries.

(b) Neither Advaxis nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon Advaxis or any of its Subsidiaries.

2.17 Authority; Binding Nature of Agreement.

(a) Each of Advaxis and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Advaxis Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Advaxis or Merger Sub are necessary for it to authorize this Agreement or to consummate the Transactions, except for, in any such case, the adoption of this Agreement by the Advaxis Stockholder Approval. This Agreement has been duly and validly executed and delivered by each of Advaxis and Merger Sub and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Advaxis and Merger Sub, enforceable against the Advaxis in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Advaxis, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, including the Advaxis Stock Issuance, the Advaxis Certificate of Incorporation Amendment and the Reverse Split, if applicable, are fair to and in the best interests of Advaxis and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Advaxis Stock Issuance), (iii) directed that the Advaxis Certificate of Incorporation Amendment, the Reverse Split, if applicable, and the Advaxis Stock Issuance be submitted to a vote at a meeting of Advaxis’ stockholders, (iv) recommended the approval of the Advaxis Certificate of Incorporation Amendment, the Reverse Split, if applicable, and the Advaxis Stock Issuance by Advaxis’ stockholders (the “Advaxis Board Recommendation”), and (v) resolved that no rights be distributed or exercisable under the Rights Agreement, and determined that the Rights Agreement has no force or effect, with respect to the Merger and the other Transactions.

(c) The affirmative vote at the Advaxis Stockholders’ Meeting or any adjournment or postponement thereof of the holders of a majority of stock represented and entitled to vote thereat in favor of (i) the Advaxis Certificate of Incorporation Amendment, (ii) the Reverse Split, if applicable, and (iii) the Advaxis Stock Issuance (the “Advaxis Stockholder Approval”) is the only vote or consent of the holders of any class or series of Securities of Advaxis necessary in connection with the consummation of the Transactions, including the Merger.

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2.18 Takeover Statutes.

(a) Advaxis has taken all action necessary to exempt or exclude this Agreement and the Transactions, including the Merger, from: (i) the restrictions on business combinations set forth in Section 2 of the Israeli Anti-Trust Law-1988; and (ii) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement or the Transactions, including the Merger, with respect to Advaxis.

(b) Other than as set forth in Part 2.18(b) of the Advaxis Disclosure Schedule, Advaxis is not party to a rights agreement, “poison pill” or similar agreement or plan.

2.19 Non-Contravention; Consents. Subject to compliance with the HSR Act and any Foreign Competition Law, obtaining the Advaxis Stockholder Approval for the Transactions and the filing of the Certificate of Merger in accordance with the ICL, neither (x) the execution, delivery or performance of this Agreement by Advaxis, nor (y) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Constituent Documents of Advaxis or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Advaxis;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Merger or any of the other Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Advaxis or its Subsidiaries, or any of the assets owned or used by Advaxis or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Advaxis or its Subsidiaries or that otherwise relates to the business of Advaxis or its Subsidiaries or to any of the assets owned or used by Advaxis or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Advaxis Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Advaxis Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Advaxis Contract; (iii) accelerate the maturity or performance of any Advaxis Contract; or (iv) cancel, terminate or modify any term of any Advaxis Contract, except, in the case of any Advaxis Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Advaxis Contracts, any breach, default, penalty or modification that would not result in an Advaxis Material Adverse Effect or default;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Advaxis or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Advaxis); or

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(f) result in, or increase the likelihood of, the transfer of any material asset of Advaxis or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.19 of the Advaxis Disclosure Schedule under any Advaxis Contract, (ii) the Advaxis Stockholder Approval, (iii) the filing of the Certificate of Merger in accordance with the ICL, (iv) any required filings under the HSR Act and any Foreign Competition Law and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Advaxis nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Transactions, including the Merger.

2.20 Bank Accounts; Receivables.

(a) Part 2.20(a) of the Advaxis Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Advaxis or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of June 30, 2021 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Advaxis or any of its Subsidiaries (including those accounts receivable reflected on the Advaxis Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Advaxis Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Advaxis or any of its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Advaxis Unaudited Interim Balance Sheet.

2.21 Brokers and Finders. No Person other than the Advaxis Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of the Board of Directors of Advaxis (or any committee thereof), Advaxis or any of its Subsidiaries (including Merger Sub). Advaxis has made available to Biosight a true, correct and complete copy of each agreement between Advaxis or any of its Subsidiaries and the Advaxis Financial Advisor relating to the Transactions.

2.22 TID US Business. As of the date of this Agreement, to the Knowledge of Advaxis, none of Advaxis, any of its Subsidiaries, or any of its Affiliates (a) produce, design, test, manufacture, fabricate or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241.

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2.23 CARES Act. Advaxis has not applied for or received loans or payments under the CARES Act, claimed any tax credits under the CARES Act or deferred the deposit or payment of any payroll Taxes pursuant to the CARES Act.

2.24 Disclosure. The information supplied by Advaxis and each of its Subsidiaries for inclusion in the Proxy Statement/Prospectus/Information Statement (including any Advaxis Financial Statements) will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 neither Advaxis nor any other Person acting on behalf of Advaxis makes any other express or implied representation or warranty. In particular, and without limiting the generality of the foregoing, except for the representations and warranties contained in this Section 2, neither Advaxis nor any other Person makes or has made any express or implied representation or warranty to Biosight or any of its representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Advaxis, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Biosight or any of its authorized representatives in the course of their due diligence investigation of Advaxis, the negotiation of this Agreement or the course of the Transactions (including with respect to the accuracy and completeness thereof). Neither Advaxis nor any other Person will have or be subject to any liability to Biosight or any other Person resulting from the distribution to Biosight, or Biosight’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Biosight or any of its authorized representatives in management presentations or otherwise in expectation of the Transactions, unless and to the extent any such information is included in the representations and warranties contained in this Section 2.

Section 3. Representations and Warranties of Biosight

Biosight represents and warrants to Advaxis as follows, except as set forth in the corresponding Section or Subsection of the written disclosure schedule delivered by Biosight to Advaxis (the “Biosight Disclosure Schedule”). The Biosight Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Biosight Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Biosight Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Biosight Material Adverse Effect, or is outside the Ordinary Course of Business.

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3.1 Subsidiaries; Due Organization.

(a) Biosight does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than in its wholly-owned Subsidiary, Biosight Pharmaceuticals Inc., a company incorporated under the laws of the State of Delaware. Biosight has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Biosight has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Biosight and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Biosight and its Subsidiaries is qualified to do business as a foreign corporation or other legal entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Biosight Material Adverse Effect.

3.2 Articles of Association; Charters and Codes of Conduct. Biosight has delivered to Advaxis accurate and complete copies of the Constituent Documents, including all currently effective amendments thereto, for Biosight and each of its Subsidiaries. Part 3.2 of the Biosight Disclosure Schedule lists, and Biosight has delivered to Advaxis, accurate and complete copies of (a) the charters of all committees of Biosight’s Board of Directors; and (b) any code of conduct or similar policy adopted by Biosight or by the Board of Directors, or any committee of the Board of Directors, of Biosight. Neither Biosight nor any of its Subsidiaries has taken any action in breach or violation in any material respect of any of the material provisions of its Constituent Documents nor is in breach or violation in any material respect of any of the material provisions of its Constituent Documents.

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3.3 Capitalization, Etc.

(a) The registered share capital of Biosight as of the date of this Agreement consists of 8,900,000 Biosight Shares, par value NIS 0.01 per share, divided into 4,771,488 Biosight Ordinary Shares, 344,452 Ordinary A-1 shares, 40,676 Ordinary A-2 shares, 43,384 Ordinary A-3 shares, 400,000 Preferred B shares, 300,000 Preferred B-1 shares and 3,000,000 Preferred C shares, of which 877,976 Biosight Ordinary Shares, 210,723 Ordinary A-1 shares, 43,384 Ordinary A-3 shares, 215,420 Preferred B shares, 170,377 Preferred B-1 shares and 1,726,215 Preferred C shares are issued and outstanding as of the date of this Agreement as reflected in Part 3.3(a) of the Biosight Disclosure Schedule. All of the outstanding Biosight Shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Biosight Disclosure Schedule, none of the outstanding Biosight Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Biosight is subject to any right of first refusal in favor of Biosight. Except as contemplated herein or as set forth in Part 3.3(a) of the Biosight Disclosure Schedule, there is no Biosight Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Biosight Shares. Biosight is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Biosight Shares or other Securities. Part 3.3(a) of the Biosight Disclosure Schedule accurately and completely lists all repurchase rights held by Biosight with respect to Biosight Shares (including shares issued pursuant to the exercise of stock options) and specifies the number of Biosight Shares subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse. Part 3.3(a) of the Biosight Disclosure Schedule accurately and completely lists all Biosight Shares that are 102 Biosight Shares.

(b) Except for the Biosight Employee Plan, and except as set forth in Part 3.3(b) of the Biosight Disclosure Schedule, Biosight does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Biosight has reserved 527,905 Biosight Ordinary Shares for issuance under the Biosight Employee Plans. Of such reserved Biosight Ordinary Shares, 80,510 Biosight Ordinary Shares have been issued pursuant to the exercise of outstanding options, options to purchase 309,407 Biosight Ordinary Shares have been granted and are currently outstanding (with a weighted average exercise price per share of $9.147) and 137,988 Biosight Ordinary Shares remain available for future issuance pursuant to the Biosight Employee Plan. No other shares of capital stock or other voting securities of Biosight are issued, reserved for issuance or outstanding. Part 3.3(b) of the Biosight Disclosure Schedule sets forth the following information with respect to each Biosight Option outstanding as of the date of this Agreement (A) the name of the holder thereof; (B) the number of Biosight Ordinary Shares issuable thereunder or otherwise subject thereto at the time of grant; (C) the number of Biosight Ordinary Shares issuable thereunder or otherwise subject thereto as of the date of this Agreement; (D) if applicable, the exercise price; (E) the date on which such award was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such award expires; (H) if applicable, whether such Biosight Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) if applicable, whether each such Biosight Option is a 102 Biosight Option or 3(i) Biosight Option, and with respect to the 102 Biosight Options, if any, the date of deposit of the applicable board resolution and option agreement with the 102 Trustee. Biosight has made available to Advaxis accurate and complete copies of the Biosight Employee Plan and forms of all award agreements approved for use thereunder. No vesting of Biosight Options will accelerate in connection with the closing of the Transactions.

(c) Except for the outstanding Biosight Options and the warrants of Biosight as set forth on Parts  3.3(a), 3.3(b) or 3.3(c) of the Biosight Disclosure Schedule, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other Securities of Biosight or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other Securities of Biosight or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Biosight or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other Securities of Biosight or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Biosight or any of its Subsidiaries.

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(d) All outstanding Biosight Shares, as well as all options, warrants and other Securities of Biosight, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

3.4 Financial Statements; Biosight Reports.

(a) Part 3.4(a) of the Biosight Disclosure Schedule includes true and complete copies of (i) BioSight’s draft unaudited balance sheet for the year ending on December 31, 2020, and (ii) Biosight’s draft unaudited statement of operations for the year ended December 31, 2020 (collectively, the “Biosight Financial Statements”). The Biosight Financial Statements (i) were prepared in accordance with GAAP (except as may be indicated in the footnotes to such Biosight Financial Statements and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of Biosight as of the dates and for the periods indicated therein.

(b) Each of Biosight and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Biosight and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since November 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Biosight, Biosight’s Board of Directors or any committee thereof. Since November 1, 2017, neither Biosight nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Biosight and its Subsidiaries, (ii) any fraud, whether or not material, that involves Biosight’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Biosight or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

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3.5 Absence of Changes. Except as set forth on Part 3.5 of the Biosight Disclosure Schedule, since the date of the Biosight Financial Statements, (a) except as contemplated by this Agreement, the business of Biosight and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business, (b) there has not been any Effect which has had a Biosight Material Adverse Effect, and no Effect exists or has occurred which would reasonably be expected to have, individually or in the aggregate, a Biosight Material Adverse Effect and (c) there has not been any action, event or occurrence that would have required consent of Advaxis pursuant to Section 4.3(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.6 Title to Assets. Each of Biosight and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including (a) all assets reflected on the Biosight Financial Statements; and (b) all other assets reflected in the books and records of Biosight or any of its Subsidiaries as being owned by Biosight or such Subsidiary. All of said assets are owned by Biosight free and clear of any Encumbrances, except for Permitted Encumbrances.

3.7 Real Property; Leasehold

(a) Neither Biosight nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Biosight Material Adverse Effect, (i) each lease, sublease, license, concession and other agreement under which Biosight or its Subsidiaries lease, sublease, use or occupy the real property leased, subleased, licensed or otherwise occupied by Biosight or any of its Subsidiaries, including all material amendments, modifications, extensions and guaranties relating thereto (each, an “Biosight Lease” and such real property, the “Biosight Leased Real Property”) is a valid and binding obligation on Biosight and such of its Subsidiaries party thereto and, to the Knowledge of Biosight, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to the Bankruptcy and Equity Exception and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought), (ii) there is no breach or default under any Biosight Lease by Biosight or any of its Subsidiaries or, to the Knowledge of Biosight, any other party thereto, (iii) no event has occurred which, with notice, lapse of time or both, would constitute a default under any Biosight Lease by any of Biosight or its Subsidiaries and (iv) Biosight or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Biosight Lease has a good and valid leasehold interest in each Biosight Leased Real Property which is subject to a Biosight Lease and is in possession of such Biosight Leased Real Property.

(b) There are no pending or, to the Knowledge of Biosight, threatened condemnation or eminent domain proceedings that affect any Biosight Leased Real Property and Biosight has not received any written notice of the intention of any Governmental Authority or other Person to take any Biosight Leased Real Property.

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3.8 Intellectual Property.

(a) Part 3.8(a) of the Biosight Disclosure Schedule contains a complete and accurate list of all Biosight IP Rights that are owned or purported to be owned by Biosight or any of its Subsidiaries that are registered or the subject of a pending application for registration with any Governmental Authority (the “Biosight Registered IP”). All Biosight Registered IP is valid, subsisting and, to the Knowledge of the Biosight, enforceable, and each item of Biosight Registered IP has been prosecuted in good faith, is in good administrative standing, and the deadlines for maintaining any registration for and prosecuting any application to register Intellectual Property included in the Biosight Registered IP up to and including the Closing Date have been satisfied, and any such deadlines occurring in the period up to and including ninety (90) days after the Closing Date have been identified on Part 3.8(a) of the Biosight Disclosure Schedule. All assignments and other vesting instruments pertaining to any Biosight Registered IP have been timely and properly recorded with the applicable Governmental Authority. The owner of record of each item of Biosight Registered IP is the beneficial and legal owner in fact of such Biosight Registered IP and the entity identified as the current assignee and owner thereof on Part 3.8(a) of the Biosight Disclosure Schedule.

(b) Biosight or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Biosight Registered IP, and owns or has a license, sublicense or otherwise possesses legally enforceable rights to use all other Biosight IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). The Biosight IP Rights include all of the material Intellectual Property necessary for Biosight and each of its Subsidiaries to conduct their respective businesses as currently conducted.

(c) The operation of the business of Biosight and its Subsidiaries as currently conducted, and the use of any Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate, or otherwise violate the Intellectual Property, of any other Person.

(d) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Biosight, threatened in writing with respect to any Biosight IP Rights owned or purported to be owned by Biosight and its Subsidiaries, and neither Biosight nor any of its Subsidiaries is a party to any Legal Proceeding relating to any Biosight IP Rights. Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), neither Biosight nor any of its Subsidiaries has been sued or charged in writing with or been a defendant in any Legal Proceeding that involves a claim of infringement or misappropriation of any Intellectual Property. None of the Biosight IP Rights that is owned or purported to be owned by Biosight and its Subsidiaries is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Intellectual Property.

(e) No past or present director, officer or employee of Biosight or any of its Subsidiaries owns (or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to) any Biosight IP Rights.  Biosight and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Biosight IP Rights. No material Trade Secret has been authorized to be disclosed, or, to the Knowledge of Biosight, has been disclosed to any employees or other Person by Biosight or any of its Subsidiaries, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of Biosight, there is no uncured breach by any employee or other Person under any such agreement.

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(f) Except as set forth in Part 3.8(f) of the Biosight Disclosure Schedule, to the Knowledge of Biosight, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Biosight IP Rights owned or purported to be owned by Biosight or any of its Subsidiaries.

(g) Except with respect to the Contracts listed in Part 3.9(a)(xii) of the Biosight Disclosure Schedule and the Biosight Standard Contracts, neither Biosight nor any of its Subsidiaries is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Biosight IP Rights.

(h) To the Knowledge of Biosight, the information technology networks, computer hardware, and software applications owned or used by Biosight or any of its Subsidiaries (the “Biosight IT Systems”) are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that could materially disrupt or have a material adverse impact on the operation of the Biosight IT Systems. The Biosight IT Systems are adequate for the operation of the businesses of Biosight and its Subsidiaries as currently conducted. In the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Biosight IT Systems that have caused or could reasonably be expected to result in a material disruption or interruption in or to the use of such Biosight IT Systems or the conduct of the businesses of Biosight or any of its Subsidiaries.  Biosight and each of its Subsidiaries have taken commercially reasonable actions intended to protect the security and integrity of the Biosight IT Systems. Neither Biosight nor any of its Subsidiaries has experienced any information security incident that has compromised the integrity or availability of the Biosight IT Systems, and to the Knowledge of Biosight, there has been no material loss, damage, or unauthorized access, disclosure, use, or breach of security of the Biosight IT Systems or any data stored therein.

3.9 Agreements, Contracts and Commitments.

(a) Except as listed in Part 3.9(a) of the Biosight Disclosure Schedule, as of the date of this Agreement, neither Biosight nor any of its Subsidiaries is a party to or bound by any:

(i) Biosight Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) Biosight Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Biosight or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Biosight, its Subsidiaries’ or such successor’s ability to terminate employees at will;

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(iii) Biosight Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions, including the Merger (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness, in each case providing for indebtedness in excess of $100,000, other than indebtedness solely between or among any of Biosight and any of its wholly owned Subsidiaries;

(v) Biosight Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Biosight, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person;

(vi) Biosight Contract that contains a put, call, right of first refusal or similar right pursuant to which Biosight or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(vii)   material settlement agreement or similar agreement with a Governmental Authority to which Biosight or any of its Subsidiaries is a party that contains material obligations or limitations on Biosight or such Subsidiary’s conduct;

(viii) Biosight Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(ix) Biosight Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity in excess of $100,000;

(x) Biosight Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Biosight (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Biosight or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Biosight or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Biosight or such Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Biosight product, service or technology or any Contract currently in force to sell, distribute or commercialize any Biosight products or service, except, in each case, agreements entered in the Ordinary Course of Business;

(xi) Biosight Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Biosight in connection with the transactions set forth in this Agreement, including the Merger;

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(xii) Biosight Contract pursuant to which any Biosight IP Rights are licensed by or to Biosight or any of its Subsidiaries, other than (A) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (B) customer or channel partner Biosight Contracts substantially on Biosight or any of its Subsidiaries’ standard forms, (C) Biosight Contracts that authorizes Biosight or any of its Subsidiaries to identify another Person as a customer, vendor, supplier or partner or that authorizes another Person to identify Biosight or any of its Subsidiaries as a customer, vendor, supplier or partner of such Person, (D) Biosight Contracts that provide a limited, non-exclusive license to use the trademarks included in the Biosight IP Rights to promote any products or services of Biosight or its Subsidiaries or to otherwise provide such products or services to others, (E) Biosight Contracts with Biosight’s or its Subsidiaries’ employees or contractors substantially on Biosight’s or its Subsidiaries’ standard forms, and (F) non-disclosure agreements (the “Biosight Standard Contracts”); or

(xiii) other agreement, contract or commitment (i) which involves payment or receipt by Biosight or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that may not be terminable with no liability or cost within ninety (90) days;

Each such Contract described in clauses (i) through (xiii) is referred to herein as an “Biosight Material Contract”.

(b) Biosight has delivered to Advaxis accurate and complete (except for applicable redactions thereto) copies of all Biosight Material Contracts, including all amendments thereto. There are no Biosight Material Contracts that are not in written form. Except as would not reasonably be expected to have, individually or in the aggregate, a Biosight Material Adverse Effect, (i) neither Biosight nor any of its Subsidiaries is (and, to the Knowledge of Biosight, no other party is) in default under or breach of any Contract to which Biosight is a party, there are no events or conditions, including with respect to any events or conditions as a result of the COVID-19 pandemic, which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of Biosight or any of its Subsidiaries or, to the Knowledge of Biosight, any counterparty under such Biosight Contract, (ii) each of the Biosight Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of Biosight and its Subsidiaries, except (A) that such enforcement may be subject to the Bankruptcy and Equity Exception, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (C) to the extent that any Biosight Material Contract expires in accordance with its terms, and (iii) Biosight and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Biosight Material Contracts to which they are a party.

3.10 Liabilities. Neither Biosight nor any of its Subsidiaries has any Liability, except for (a) Liabilities identified as such in the “liabilities” column of the Biosight Financial Statements; (b) normal and recurring current liabilities that have been incurred by Biosight or its Subsidiaries since the date of the Biosight Financial Statements in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of executory obligations of Biosight or any of its Subsidiaries under Biosight Contracts in accordance with their written terms (which would not include, for example, any instances of breach or indemnification or any violation of any Legal Requirement or Order); (d) Liabilities incurred in connection with this Agreement; and (e) Liabilities listed in Part 3.10 of the Biosight Disclosure Schedule.

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3.11 Compliance; Permits; Restrictions.

(a) Biosight and each of its Subsidiaries are, and since November 1, 2015 have been, in compliance in all material respects with all applicable Legal Requirements, including all Healthcare Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of Biosight, threatened against Biosight or any of its Subsidiaries, nor has any Governmental Authority indicated to Biosight in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Biosight or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Biosight or any of its Subsidiaries, any acquisition of material property by Biosight or any of its Subsidiaries or the conduct of business by Biosight or any of its Subsidiaries as currently conducted, (ii) may have an adverse effect on Biosight’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactions.

(b) Biosight and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Biosight (the “Biosight Permits”) as currently conducted. Part 3.11(b) of the Biosight Disclosure Schedule identifies each Biosight Permit, including the holder of the Biosight Permit, the name of the Biosight Permit, and the date of expiration. Each of Biosight and its Subsidiaries is in material compliance with the terms of the Biosight Permits and the Biosight Permits are in full force and effect. All fees and charges with respect to the Biosight Permits, as of the date hereof, have been paid in full, and all filing, reporting, record keeping, and maintenance obligations required under the applicable Biosight Permits and Healthcare Laws have been completely and timely satisfied. All such reports, records, and filings were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Biosight, threatened, which seeks to revoke, materially limit, suspend, or materially modify any Biosight Permit. The rights and benefits of each material Biosight Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Biosight and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time. There have been no occurrences, events, or Legal Proceedings that are pending, under investigation, or to the Knowledge of Biosight, threatened, nor has Biosight received any written notice which has resulted in or would reasonably be expected to result in any material limitation, adverse modification, revocation, withdrawal, cancellation, lapse, integrity review, suspension, or any other adverse action against any Biosight Permit.

(c) There are no proceedings pending or, to the Knowledge of Biosight, threatened with respect to an alleged violation by Biosight or any of its Subsidiaries of any Legal Requirements promulgated by any Drug Regulatory Agency. Biosight has not been restrained by any Governmental Authority or other Person in its ability to conduct or have conducted the manufacturing, clinical and pre-clinical investigation, handling, shipping, packaging, labeling, storage, import, export, or distribution of its Biosight Product Candidates.

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(d) Biosight and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Biosight or such Subsidiary as currently conducted, and, to the extent applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Biosight Product Candidates”) (collectively, the “Biosight Regulatory Permits”), and no such Biosight Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Biosight and each of its Subsidiaries is in compliance in all material respects with the Biosight Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Biosight Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Biosight Regulatory Permit. Except for the information and files identified in Part 3.11(d) of the Biosight Disclosure Schedule, Biosight has made available to Advaxis all information requested by Biosight in Biosight’s or its Subsidiaries’ possession or control relating to the Biosight Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Biosight Product Candidates, including complete copies of the following (to the extent there are any) (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All material preclinical and clinical investigations conducted or sponsored by or on behalf of and intended to be submitted to a Governmental Authority to support a Governmental Authorization are being and have been conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA. Neither Biosight or its Subsidiaries, nor, to the Knowledge of Biosight, any of third party conducting a clinical or preclinical study on their behalf, has received any written notice, correspondence or other written communication from the FDA or any other Governmental Authority or from IRB requiring or threatening the termination, suspension, delay, restriction, rejection, or material modification of any ongoing, completed, or planned clinical or pre-clinical trials conducted by, or on behalf of, Biosight. The study reports, protocols, and statistical analysis plans for all such material preclinical and clinical investigations, accurately, completely, and fairly reflect the results from and plans for such studies. Biosight has no Knowledge of any other studies, the results of which are inconsistent or otherwise call into question the results of the material preclinical and clinical investigations. Biosight does not have any Knowledge of any material facts or circumstances related to the safety or efficacy of the Biosight Product Candidates that would materially and adversely affect its ability to receive or maintain a Governmental Authorization.

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(f) As of the date of this Agreement, no data generated by or on behalf of Biosight or its Subsidiaries with respect to the Biosight Product Candidates is the subject of any written regulatory action, either pending, or to the Knowledge of Biosight, threatened by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

(g) Neither Biosight, any of its Subsidiaries, nor, to the Knowledge of Biosight, any Person providing services on their behalf, is the subject of any pending, or to the Knowledge of Biosight, threatened investigation in respect of its business or the Biosight Product Candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or otherwise with respect to any other untrue or false statement or omission. To the Knowledge of Biosight, neither Biosight nor any of its Subsidiaries or Persons proving services on their behalf, has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or the Biosight Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Biosight, any of its Subsidiaries, to the Knowledge of Biosight, any of their respective officers, employees or agents, or to the Knowledge of Biosight, any Person providing services on Biosight’s or its Subsidiaries’ behalf, have been debarred, disqualified, or excluded, or have been convicted of any crime or engaged in any conduct that could result in a debarment, disqualification, or exclusion (i) under 21 U.S.C. Section 335a, (ii) under 42 U.S.C. §1320a-7, (iii) with respect to federal procurement or non-procurement programs, including those produced by the U.S. General Services Administration, (iv) under 21 C.F.R. Parts 312, 511, or 812 or otherwise with respect to the receipt of investigational products, or (v) any similar applicable Legal Requirement. To the Knowledge of Biosight, no debarment, ineligibility, or exclusionary claims, actions, proceedings or investigations in respect of their business or the Biosight Product Candidates are pending or threatened against Biosight, any of its Subsidiaries, any of their respective officers, employees or agents, or any Person providing services on behalf of Biosight or its Subsidiaries.

(h) To the Knowledge of Biosight, no Biosight Product Candidate manufactured or distributed by or on behalf of Biosight or its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law); or (iii) otherwise prohibited from introduction into interstate commerce under applicable Legal Requirements. As of the date of this Agreement, neither the Biosight or its Subsidiaries nor, to the Knowledge of Biosight and with respect to services provided to Biosight, any of their respective contractors, including, but not limited to, contract manufacturers, has received any FDA Form 483, warning letter, untitled letter, cyber letter, reprimand, regulatory letter, adverse inspectional findings, notice of integrity review or investigation, request for corrective or remedial action, deficiency notice, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Biosight Permits issued to Biosight or its Subsidiaries by the FDA or any other regulatory authority. No manufacturing site owned by Biosight or its Subsidiaries, to the Knowledge of Biosight, any of their respective contract manufacturers, is or has been subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

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(i) No Biosight Product Candidate has been or has been requested by a regulatory authority or other Person to be Recalled. Neither Biosight, its Subsidiaries, nor, to the Knowledge of Biosight, any regulatory authority or other Person, has sought, is seeking, or, to the Knowledge of Biosight, has or is currently threatening or contemplating any Recall of any such Biosight Product Candidate.

3.12 Tax Matters.

(a) Biosight and each of its Subsidiaries has duly timely filed all Israeli income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements (taking into account any valid applicable extension of time within which to file). All such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where Biosight or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(b) All material Taxes due and payable by Biosight or any of its Subsidiaries (whether or not shown on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP, have been timely paid in full. All material Taxes of Biosight and its Subsidiaries incurred but not yet due and payable (i) for periods covered by the Biosight Financial Statements have been accrued and adequately disclosed on the Biosight Financial Statements in accordance with GAAP and (ii) for periods not covered by the Biosight Financial Statements have been accrued for on the books and records of Biosight or the relevant Subsidiary of Biosight. Since the date of the Biosight Financial Statements, neither Biosight nor any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c) Biosight and each of its Subsidiaries have timely (i) withheld all material Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (ii) remitted such amounts required to be remitted to the appropriate Governmental Authority.

(d) There are no Encumbrances for Taxes upon any of the assets of Biosight or any of its Subsidiaries (other than Permitted Encumbrances for Taxes).

(e) No material deficiencies for Taxes with respect to Biosight or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been fully resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Biosight or any of its Subsidiaries. No issues relating to Taxes of Biosight or any of its Subsidiaries were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period that would not otherwise be expected to be imposed absent such audit or examination. Biosight has delivered or made available to Biosight complete and accurate copies of all Israeli income Tax Returns and all other material Tax Returns of Biosight and each of its Subsidiaries (and any predecessors of either) for all taxable years remaining subject to assessment under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Biosight and each of its Subsidiaries (and any predecessors of either), with respect to Israeli income Taxes and all other material Taxes. Neither Biosight nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not expired, nor has any request been made in writing for any such extension or waiver that is currently pending.

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(f) Neither Biosight nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in any method of accounting, or use of an impermissible period of accounting, in either case for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign income Tax Legal Requirement) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Legal Requirement) that existed prior to the Closing; or (vi) Section 965 of the Code.

(g) Neither Biosight nor any of its Subsidiaries are, or have ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(h) Neither Biosight nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person any Tax allocation, Tax sharing or similar agreement (including Tax indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Biosight nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined, unitary or other group Tax Return (other than a group the common parent of which is Biosight) for U.S. federal, state, local or foreign Tax purposes. Neither Biosight nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Biosight and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirement), as a transferee or successor, by Contract, or otherwise.

(j)  Neither Biosight nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

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(k) Neither Biosight nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Biosight, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Neither Biosight nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b). Neither Biosight nor any of its Subsidiaries participates in, or has ever participated in, engages or have ever engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law) or is subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(m) Neither Biosight nor any of its Subsidiaries has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions, including the Merger, from qualifying for the Intended Tax Treatment.

(n) Neither Biosight nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(o) Biosight is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). Biosight (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Authority all output VAT which it is required to collect and remit under any Legal Requirement; and (iii) has not received a refund or credit for input VAT for which it is not entitled under any Legal Requirement. All the non-Israeli Subsidiaries of Biosight are not required to effect Israeli VAT registration.

(p) Biosight has never made any election to be treated or claimed any benefits as “Beneficial Enterprise” (Mifaal Mutav) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” (Mifaal Technology Muadaf) or otherwise under the Law for Encouragement of Capital Investments, 1959.

(q) The Biosight Employee Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA under the trustee capital gains route of Section 102 of the Ordinance. All 102 Biosight Shares and 102 Biosight Options which were issued under any equity plan were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of 102 Biosight Options only following the lapse of the required 30 day period from the filing of the Biosight Employee Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the 102 Biosight Options and 102 Biosight Shares, the receipt of all required Tax rulings, and the due deposit of such 102 Biosight Options and 102 Biosight Shares with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

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3.13 Employee and Labor Matters; Benefit Plans.

(a) Part 3.13(a) of the Biosight Disclosure Schedule sets forth, with respect to each current employee of Biosight or any of its Subsidiaries, (i) the name of such employee and the date as of which such employee was originally hired by Biosight or any of its Subsidiaries, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s monthly compensation as of the date of this Agreement, including base salary, bonus and commission potential, and (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Legal Requirements) and the anticipated date of return to full service. Other than their salary, Biosight’s employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intents and purposes, including for social contributions and severance pay. No Biosight employee is entitled (whether by virtue of any law, Contract or otherwise) to any benefits, entitlement or compensation that is not detailed in Part 3.13(a) of the Biosight Disclosure Schedule.

(b) Part 3.13(b) of the Biosight Disclosure Schedule sets forth a true and complete list of all present contractors of Biosight who were entitled to an average monthly compensation of more than $10,000 since January 1st, 2021 in consideration for their services, and includes each such contractor’s name, engaging entity, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable to such contractor. Except as set forth in Part 3.13(b) of the Biosight Disclosure Schedule, all current and former contractors of Biosight are (or were, as applicable) rightly classified as independent contractors and Biosight has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to any applicable Legal Requirement, would be entitled to the rights of an employee vis-à-vis Biosight.

(c) Neither Biosight nor any of its Subsidiaries is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. To the Knowledge of Biosight, no employees of Biosight or any of its Subsidiaries are represented by any labor union or other labor organization. To the Knowledge of Biosight, there are no activities or proceedings of any labor union or other labor organization to organize any employees of Biosight or any of its Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of Biosight, threatened, and, since November 1, 2017, there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or collective labor disputes or similar activity in respect of the business of Biosight or its Subsidiaries that may, individually or in the aggregate, interfere in any material respect with the respective business activities of Biosight or any of its Subsidiaries. Biosight and each of its Subsidiaries is not engaged in and, since November 1, 2017, have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to Biosight or any of its Subsidiaries. There is no material unfair labor practice charge against Biosight or any of its Subsidiaries pending or, to the Knowledge of Biosight, threatened before the National Labor Relations Board or any similar Governmental Authority that could reasonably be expected to result in any material liability to Biosight or any of its Subsidiaries.

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(d) Biosight and each of its Subsidiaries is, and, since November 1, 2017, has been, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, harassment (including sexual harassment), employee and data privacy, plant closings, wages and work and rest hours. There is no pending or, to the Knowledge of Biosight, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any Person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Biosight or any of its Subsidiaries that could reasonably be expected to result, individually or in the aggregate, in any material liability to Biosight or any of its Subsidiaries.

(e) To the Knowledge of Biosight, no senior executive or other key employee of Biosight or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with Biosight or its Subsidiaries or the ability of Biosight and/or any of its Subsidiaries to conduct its or their business.

(f)   Neither Biosight nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement that remains unsatisfied.

(g) All material payments due from Biosight and any of its Subsidiaries on account of wages or other compensation, and employee pension, health and welfare insurance and other benefits, have been timely paid as and when they have become due and owing.

(h) To the Knowledge of Biosight, in the last five (5) years, no allegations of sexual harassment have been made to Biosight against any individual in his or her capacity as director or an employee of Biosight at a level of Senior Vice President or above.

(i) Biosight has delivered to Advaxis true and complete copies of the Biosight Employee Plan and form of agreement evidencing each Biosight Option, and has also delivered any other stock option or other equity or equity-related award agreements to the extent there are material variations from the applicable form of agreement, specifically identifying the Person(s) to whom such material variant forms apply. With respect to Biosight Options granted pursuant to the Biosight Employee Plan, (i) each Biosight Option intended to qualify as a 102 Biosight Option or 3(i) Biosight Option so qualifies, (ii) each grant of a Biosight Option was duly authorized no later than the date on which the grant of such Biosight Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors of Biosight (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, and (iii) each Biosight Option grant was made in accordance with the terms of the Biosight Employee Plan and all other Legal Requirements.

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(j) Part 3.13(j) of the Biosight Disclosure Schedule sets forth an accurate and complete list of each material Biosight Benefit Plan. “Biosight Benefit Plan” shall mean each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or independent contractors of Biosight or any of its Subsidiaries, employment, consulting, retirement, pension, disability coverage, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based (including the Biosight Employee Plan), incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by Biosight or any of its Subsidiaries, or to which Biosight or any of its Subsidiaries is obligated to contribute.

(k) With respect to each Biosight Benefit Plan listed on Part 3.13(k) of the Biosight Disclosure Schedule, Biosight has made available to Advaxis, to the extent applicable, true, correct and complete copies of (A) the Biosight Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Biosight Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (E) the most recent Internal Revenue Service determination or opinion letter, (F) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto or any similar form under the applicable local law), and (G) all material correspondence to or from the IRS, the United States or Department of Labor or any other Governmental Authority received in the last three years with respect to any Biosight Benefit Plan.

(l) There are no pending, or to the Knowledge of Biosight, threatened claims (other than routine claims for benefits) by, on behalf of or against or in connection with any Biosight Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to Biosight or any of its Subsidiaries, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of Biosight, threatened with respect to any Biosight Benefit Plan.

(m) Except as required by applicable Legal Requirements, no Biosight Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Biosight or any of its Subsidiaries has any obligation to provide such benefits.

(n) Except as set forth on Part 3.13(n) of the Biosight Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Biosight or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Biosight to transfer or set aside any assets to fund any material benefits under any Biosight Benefit Plan, (iv) otherwise give rise to any material liability under any Biosight Benefit Plan.

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(o) Solely with respect to Biosight’s employees who reside or work in Israel (“Israeli Employees”): (i) Biosight does not have or is not subject to, and no Israeli Employee of Biosight benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employers in Israel); (ii) Biosight’s obligations to provide severance pay, vacation and contributions to any Biosight Benefit Plan (including pension plans, managers’ insurance policy, study fund and loss of earning insurance) to its Israeli Employees pursuant to applicable Legal Requirements and any other source have been fully funded or, if not required to be fully funded, are accrued on Biosight’s financial statements; (iii) without derogating from the generality of the above, arrangement set out in Section 14 of the Israeli Severance Pay Law - 1963 (the “Section 14 Arrangement”) applies to all Israeli Employees as of their start date of employment with Biosight or any of its Subsidiaries based on their entire determining salary; and (iv) Biosight is in compliance with all Legal Requirements and Biosight Contracts relating to employment, employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law (5761 2001), The Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002, The Prevention of Sexual Harassment Law (5758 1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756 1996). To the Knowledge of Biosight, Biosight has not engaged any Israeli Employees whose employment would require special approvals from any Governmental Authority. Except for matters that have not resulted in and would not, individually or in the aggregate, result in material liabilities to Biosight (A) all amounts that Biosight is legally or contractually required either (x) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by any Legal Requirement or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) Biosight does not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

3.14 Environmental Matters. Biosight and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Biosight of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Biosight nor any of its Subsidiaries has received since November 1, 2017 any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Biosight or any of its Subsidiaries is not in material compliance with any Environmental Law, and, to the Knowledge of Biosight, there are no circumstances that may prevent or interfere with Biosight’s or any of its Subsidiaries’ material compliance with any Environmental Law in the future. To the Knowledge of Biosight (i) no current or prior owner of any property leased or controlled by Biosight or any of its Subsidiaries has received since November 1, 2017 any written notice or other communication relating to property owned or leased at any time by Biosight or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Biosight or any of its Subsidiaries is not in material compliance with or has violated in any material respect any Environmental Law relating to such property and (ii) neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

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3.15 Insurance.

(a) Each of Biosight and its Subsidiaries maintains insurance coverage with reputable insurers in such amounts and covering such risks as Biosight reasonably believes, based on past experience, is adequate for the businesses and operations of Biosight and its Subsidiaries (taking into account the cost and availability of such insurance). Neither Biosight nor any of its Subsidiaries has received any written notice of any pending or threatened cancellation (other than in connection with ordinary renewals) or material premium increase (other than premium increases in the ordinary course) with respect to any such material insurance policy, and each Subsidiary of Biosight is in compliance with all conditions contained therein, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biosight Material Adverse Effect. All such material insurance policies are in full force and effect will not be affected by, or terminated or lapse by reason of, this Agreement or the consummation of the Merger. There is no material claim pending under any of Biosight’s insurance policies as to which coverage has been denied by the underwriters of such policies.

(b) Biosight has delivered to Advaxis accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Biosight and each of its Subsidiaries as of the date of this Agreement (the “Existing Biosight D&O Policies”). Part 3.15(b) of the Biosight Disclosure Schedule accurately sets forth the most recent annual premiums paid by Biosight and each of its Subsidiaries with respect to the Existing Biosight D&O Policies.

3.16 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of Biosight, threatened in writing against Biosight or any of its Subsidiaries.

(b) Neither Biosight nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon Biosight or any of its Subsidiaries.

3.17 Authority; Binding Nature of Agreement.

(a) Biosight has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Biosight Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Biosight are necessary for it to authorize this Agreement or to consummate the Transactions, except for, in any such case, the adoption of this Agreement by the Biosight Shareholder Approval. This Agreement has been duly and validly executed and delivered by Biosight and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Biosight, enforceable against Biosight in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b) The Board of Directors of Biosight, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Biosight and its shareholders, and (ii) approved, adopted and declared advisable this Agreement and the Transactions.

(c) The Biosight Shareholder Written Consent is the only vote or consent of the holders of any class or series of Securities of Biosight necessary in connection with the consummation of the Transactions, including the Merger.

3.18 Takeover Statutes.

(a) Biosight has taken all action necessary to exempt or exclude this Agreement and the Transactions, including the Merger, from all Takeover Statutes. Accordingly, no Takeover Statute applies to this Agreement or the Transactions, including the Merger, with respect to Biosight.

(b) Biosight is not party to a rights agreement, “poison pill” or similar agreement or plan.

3.19 Non-Contravention; Consents. Subject to compliance with the HSR Act and any Foreign Competition Law, obtaining the Biosight Shareholder Approval for the Transactions and the filing of the Certificate of Merger in accordance with the ICL, neither (x) the execution, delivery or performance of this Agreement by Biosight, nor (y) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Constituent Documents of Biosight or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Biosight;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Merger or any of the other Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Biosight or its Subsidiaries, or any of the assets owned or used by Biosight or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Biosight or its Subsidiaries or that otherwise relates to the business of Biosight or its Subsidiaries or to any of the assets owned or used by Biosight or its Subsidiaries;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Biosight Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Biosight Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Biosight Contract; (iii) accelerate the maturity or performance of any Biosight Contract; or (iv) cancel, terminate or modify any term of any Biosight Contract, except, in the case of any Biosight Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Biosight Contracts, any breach, default, penalty or modification that would not result in a Biosight Material Adverse Effect or default;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Biosight or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Biosight); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Biosight or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.19 of the Biosight Disclosure Schedule under any Biosight Contract, (ii) the Biosight Shareholder Approval, (iii) the filing of the Certificate of Merger in accordance with the ICL, (iv) any required filings under the HSR Act and any Foreign Competition Law and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Biosight nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Transactions, including the Merger.

3.20 Bank Accounts; Receivables.

(a) Part 3.20(a) of the Biosight Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Biosight or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of June 30, 2021 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Biosight or any of its Subsidiaries (including those accounts receivable reflected on the Biosight Financial Statements that have not yet been collected and those accounts receivable that have arisen since the date of the Biosight Financial Statements and have not yet been collected) (i) represent valid obligations of customers of Biosight or any of its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Biosight Financial Statements.

3.21 Brokers and Finders. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of the Board of Directors of Biosight (or any committee thereof), Biosight or any of its Subsidiaries.

3.22 [RESERVED]

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3.23 Governmental Grants.

(a) Except as set forth in Part 3.23(a) of the Biosight Disclosure Schedule, neither Biosight nor any of its Subsidiaries has developed any Intellectual Property, to which Biosight has any rights, through the application of any financing made available by any Governmental Grants through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions, and none of Biosight’s Intellectual Property or Biosight’s knowhow licensed to Biosight or any of its Subsidiaries by any third party other than commercial off-the-shelf products available to the general public for licensing and open source licenses, is subject to any assignment, grant-back, license, march-in or other right, or prohibitions or restrictions of any Governmental Authority, including as a result of any grants.

(b) Except as set forth on Part 3.23(b) of the Biosight Disclosure Schedule, Biosight has not entered into, applied for, requested, accepted, been notified that it has been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant, including: (i) Governmental Grants from the IIA, (ii) “Approved Enterprise” or similar status granted by the Israeli Investment Center, (iii) Governmental Grants from the Israeli Fund for the Promotion of Marketing and (iv) Governmental Grants from the ITA, the State of Israel, the BIRD Foundation, and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union and the Fund for Encouragement of Marketing Activities of the Israeli government.

(c) Biosight has delivered to Advaxis accurate and complete copies of (i) all applications and material correspondence submitted by or on behalf of Biosight to the applicable Governmental Authority in connection with a Governmental Grant or application therefore, or accepted or received by Biosight, and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to Biosight by any Governmental Authority in connection with a Governmental Grant or application therefor or accepted or received by Biosight, and any undertakings binding upon Biosight in connection with any such Governmental Grant and (iii) any other material documents or information regarding any Governmental Grant including complete information regarding the amount of any Governmental Grant and any accrued interest or other financial liabilities connected thereto. Except for undertakings set forth in letters of approvals, provided under any applicable law, there are no undertakings which Biosight has given in connection with any Governmental Grant accepted or received by Biosight.

(d) Biosight has been and is in compliance with all the terms, conditions, requirements of all Governmental Grants (including any reporting requirements) and any applicable law in connection thereto, and has duly fulfilled in all respects all conditions, undertakings and other obligations relating thereto. In any application in respect of Governmental Grant submitted by or on behalf of Biosight, Biosight has disclosed all material information required by such application in an accurate and complete manner.

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(e) No event has occurred, and no circumstance or condition resulting from an action or omission to act of Biosight exists, that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant or any benefit available in connection with any Governmental Grant, (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that Biosight return or refund any benefits provided under any Governmental Grant, an acceleration or increase of royalty payments obligation, requirement for past royalties, or obligation to pay additional payments in respect to any Governmental Grant other than prospective on-going royalty payments in connection with the Governmental Grants.

(f) No claim or challenge has been made against Biosight by any Governmental Authority with respect to Biosight’s entitlement to any Governmental Grant or the compliance of Biosight with the terms, conditions, obligations or laws relating to the Governmental Grants. Biosight has not been and is not under an audit by any Governmental Authority regarding any Governmental Grant.

(g) Except as set forth on Part 3.23(g) of the Biosight Disclosure Schedule, no Governmental Authority has awarded any participation or provided any support to Biosight or is or may become entitled to receive any royalties or other payments from Biosight with respect to any Governmental Grant.

(h) Except as set forth in Part 3.23(h) of the Biosight Disclosure Schedule, the consummation of the Transactions (i) will not adversely affect the ability of Biosight to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive, and (ii) will not result in (A) the failure of Biosight to materially comply with any of the terms, conditions, requirements and criteria of any Governmental Grant, law, regulations, ordinances or guidelines or, (B) any claim by any Governmental Authority or other Person that Biosight is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant, or that Biosight is required to pay any amount to any Governmental Authority with respect to any Governmental Grant or other Person due to the Transactions.

(i) Except as set forth on Part 3.23(i) of the Biosight Disclosure Schedule, no consent of or notification to any Governmental Authority is required to be obtained prior to the consummation of the Closing in order to comply with applicable Legal Requirements or the terms of the Governmental Grants.

(j) Part 3.23(j) of the Biosight Disclosure Schedule sets forth, with respect to each Governmental Grant: (i) the total amount of the benefits received by Biosight under such Governmental Grant and the total amount of the benefits available for future use by Biosight under such Governmental Grant, if any, (ii) the time period in which Biosight received, or will be entitled to receive, benefits under such Governmental Grant, (iii) a general description of any research and development program for which such Governmental Grant was approved and Biosight’s Intellectual Property or Biosight’s product that was developed, in whole or in part, in connection with such Governmental Grant, (iv) any royalty or other repayment schedule applicable to such Governmental Grant, (v) the type of revenues from which royalty or other payments are required to be made under such Governmental Grant, and (vi) the total amount of any payments made by Biosight prior to the date of this Agreement with respect to such Governmental Grant.

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3.24 Disclosure. The information supplied by Biosight and each of its Subsidiaries for inclusion in the Proxy Statement/Prospectus/Information Statement (including any Biosight Financial Statements) will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 neither Biosight nor any other Person acting on behalf of Biosight makes any other express or implied representation or warranty. In particular, and without limiting the generality of the foregoing, except for the representations and warranties contained in this Section 3, neither Biosight nor any other Person makes or has made any express or implied representation or warranty to Biosight or any of its representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Biosight, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Biosight or any of its authorized representatives in the course of their due diligence investigation of Biosight, the negotiation of this Agreement or the course of the Transactions (including with respect to the accuracy and completeness thereof). Neither Biosight nor any other Person will have or be subject to any liability to Biosight or any other Person resulting from the distribution to Biosight, or Biosight’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Biosight or any of its authorized representatives in management presentations or otherwise in expectation of the Transactions, unless and to the extent any such information is included in the representations and warranties contained in this Section 3.

Section 4. Certain Covenants of the Parties

4.1 Access and Investigation.

(a) During the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Section 9.1 and the Effective Time (the “Interim Period”), upon reasonable notice, each Party shall, and shall cause such Party’s Representatives to (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s and its Subsidiaries’ properties, books, records, Contracts and personnel, (b) furnish all other information (financial or otherwise) with respect to such Party as the other Party may reasonably request, including reports regarding the use of Advaxis’ cash funds and usage prior to the Effective Time, and (c) permit the other Party’s Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Interim Period, each Party shall promptly make available to the other Party copies of:

(i) any written materials or communications sent by or on behalf of a Party to its stockholders;

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(ii) any material notice, document or other communication sent by or on behalf of a Party to any party to any Advaxis Material Contract or Biosight Material Contract, as applicable, or sent to a Party by any party to any Advaxis Material Contract or Biosight Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Advaxis Material Contract or Biosight Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iii) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(iv) any material notice, report or other document received by a Party from any Governmental Authority.

(b) Notwithstanding the foregoing, none of Advaxis or Biosight shall be required to provide access to, disclose information to or assist or cooperate with the other Party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any applicable Legal Requirement; provided, that Advaxis and Merger Sub shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply and to provide such information as to the applicable matter as can be conveyed.

(c) All information furnished pursuant to this Section 4.1 shall be subject to the confidentiality agreement, dated as of August 5, 2020, by and between Advaxis and Biosight (the “Confidentiality Agreement”).

4.2 Operation of Advaxis’ Business.

(a) During the Interim Period, except as set forth on Part 4.2(a) of the Advaxis Disclosure Schedule, Advaxis shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses and operations (A) in the Ordinary Course of Business but, with the goal of not expanding any of Advaxis’ operations, programs or activities, and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Advaxis Material Contracts, and (ii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other Transactions.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.2(a) of the Advaxis Disclosure Schedule, or (iii) with the prior written consent of Biosight, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Advaxis shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other Securities (except for shares of Advaxis Common Stock from terminated employees of Advaxis);

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(ii) amend its Constituent Documents, except as related to the Transactions (including the Reverse Split);

(iii) (A) effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Transactions, (B) acquire the assets or Securities of any other Person, or (C) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, restructuring or other reorganization of Advaxis or any of its Subsidiaries;

(iv) sell, issue (other than any capital stock issued as part of an exercise of an option or with respect to 14,005,202 private placement warrants issued on April 14, 2021 for shares of capital stock not yet authorized) or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Transactions (A) any capital stock or other security; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(v) form any Subsidiary or enter into any joint venture, partnership or similar arrangement, or acquire any equity interest or other interest in any other Entity;

(vi) (A) make any loans, advances or capital contributions to, or investments in, any other Person, (B) create, incur, guarantee, assume or otherwise become liable for any indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the date of this Agreement, or (C) make or commit to make any capital expenditure, other than in the Ordinary Course of Business;

(vii)   sell, lease, license, subject to an Encumbrance, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by Advaxis or any of its Subsidiaries;

(viii) except as required under applicable Legal Requirements or the terms of any Advaxis Benefit Plan existing as of the date hereof (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or independent contractor of Advaxis or its Subsidiaries, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of Advaxis or its Subsidiaries (or newly hired employees), including under the applicable Advaxis Benefit Plans, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Advaxis Benefit Plan, (D) grant any new awards under any Advaxis Benefit Plan, (E) amend or modify any outstanding award under any Advaxis Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (G) forgive any loans, or issue any loans (other than routine travel advances issued in the Ordinary Course of Business) to any of its or its Subsidiaries’ directors, officers, independent contractors or employees, or (H) hire or engage any new employee or independent contractor;

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(ix) enter into any material transaction outside the Ordinary Course of Business;

(x) except as required by applicable Legal Requirements, make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, change any annual Tax accounting period, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, enter into any closing agreement with respect to any Tax, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Governmental Authority with respect to Taxes, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) change any method of accounting or accounting principles or practices by Advaxis or any of its Subsidiaries, except for any such change required by a change in Legal Requirement or by a Governmental Authority;

(xii) (A) modify or amend in any material respect, transfer, novate, assign or terminate, waive any rights under, or settle or compromise any material claim, liability or obligation under, any Advaxis Material Contract, (B) enter into any successor agreement to an expiring Advaxis Material Contract that changes the terms of the expiring Advaxis Material Contract in a way that is materially adverse to Advaxis or any of its Subsidiaries or (C) enter into any new Contract that would have been considered a Advaxis Material Contract if it were entered into at or prior to the date hereof;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Advaxis IP Rights (other than non-exclusive licenses in the Ordinary Course of Business);

(xiv) initiate or settle any material Legal Proceeding; or

(xv) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Biosight’s Business.

(a) During the Interim Period, except as set forth on Part 4.3(a) of the Biosight Disclosure Schedule, (i) Biosight shall, and shall cause each of its Subsidiaries to, conduct its respective business and operations (A) in the Ordinary Course of Business, and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Biosight Material Contracts, and (ii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other Transactions.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.3(b) of the Biosight Disclosure Schedule, or (iii) with the prior written consent of Advaxis, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Biosight shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other Securities (except for shares of Biosight Shares from terminated employees of Biosight);

(ii) amend its Constituent Documents, except as related to the Transactions;

(iii) (A) effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Transactions, (B) acquire the assets or Securities of any other Person, or (C) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, restructuring or other reorganization of Biosight or any of its Subsidiaries;

(iv) sell, issue (other than any capital stock issued as part of an exercise of an option) or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Transactions (A) any capital stock or other security; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(v) form any Subsidiary or enter into any joint venture, partnership or similar arrangement, or acquire any equity interest or other interest in any other Entity;

(vi) (A) make any loans, advances or capital contributions to, or investments in, any other Person, (B) create, incur, guarantee, assume or otherwise become liable for any indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the date of this Agreement, or (C) make or commit to make any capital expenditure, other than in the Ordinary Course of Business;

(vii) sell, lease, license, subject to an Encumbrance, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by Biosight or any of its Subsidiaries;

(viii) except as required under applicable Legal Requirements or the terms of any Biosight Benefit Plan existing as of the date hereof (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or independent contractor of Biosight or its Subsidiaries, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of Biosight or its Subsidiaries (or newly hired employees), including under the applicable Biosight Benefit Plans, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Biosight Benefit Plan, (D) grant any new awards under any Biosight Benefit Plan, (E) amend or modify any outstanding award under any Biosight Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (G) forgive any loans, or issue any loans (other than routine travel advances issued in the Ordinary Course of Business) to any of its or its Subsidiaries’ directors, officers, independent contractors or employees, or (H) hire or engage any new employee or independent contractor;

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(ix) enter into any material transaction outside the Ordinary Course of Business;

(x) except as required by applicable Legal Requirements, make, change or revoke any material Tax election, file any material amendment to any Tax Return, adopt or change any accounting method in respect of Taxes, change any annual Tax accounting period, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, enter into any closing agreement with respect to any Tax, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Governmental Authority with respect to Taxes, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) change any method of accounting or accounting principles or practices by Biosight or any of its Subsidiaries, except for any such change required by a change in Legal Requirement or by a Governmental Authority;

(xii) (A) modify or amend in any material respect, transfer, novate, assign or terminate, waive any rights under, or settle or compromise any material claim, liability or obligation under, any Biosight Material Contract, (B) enter into any successor agreement to an expiring Biosight Material Contract that changes the terms of the expiring Biosight Material Contract in a way that is materially adverse to Biosight or any of its Subsidiaries or (C) enter into any new Contract that would have been considered a Biosight Material Contract if it were entered into at or prior to the date hereof;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Biosight IP Rights (other than non-exclusive licenses in the Ordinary Course of Business);

(xiv) initiate or settle any material Legal Proceeding; or

(xv) agree, resolve or commit to do any of the foregoing.

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4.4 Advaxis No Solicitation.

(a) Advaxis agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries to, directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Person any information or data with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (iii) enter into, continue or otherwise engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to any Acquisition Proposal; (iv) submit to the stockholders of Advaxis for their approval or adoption any Acquisition Proposal; (v) approve, declare advisable, adopt or recommend, or publicly propose to approve, declare advisable, adopt or recommend, or allow Advaxis or any of its Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal; (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Biosight); or (vii) agree or publicly announce an intention to take any of the foregoing actions.

(b) Notwithstanding anything contained in Section 4.4(a), from the date of this Agreement and continuing until Advaxis’ receipt of the Advaxis Stockholder Approval, if neither Advaxis nor any of its Representatives breached the covenants in Section 4.4(a), Advaxis and the Board of Directors of Advaxis may, directly or indirectly through one or more of its Representatives (including the Advaxis Financial Advisor), in response to a bona fide written Acquisition Proposal that was first received after the date hereof:

(i) furnish information regarding Advaxis and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement; provided, that all such information provided to such Person has previously been provided to Biosight or is provided to Biosight at least three (3) Business Days prior to furnishing such information to such Person; and

(ii) enter into discussions or negotiations with such Person or its Representatives;

provided, in each case, that (A) the Board of Directors of Advaxis determines in good faith, after consultation with its outside legal counsel and a reputable financial advisor, that (1) such Acquisition Proposal is reasonably likely to result in a Superior Offer and (2) the failure to furnish such information or enter into such discussions or negotiations with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties under applicable Legal Requirements; and (B) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Advaxis gives Biosight written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person.

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(c) If Advaxis or any Representative of Advaxis receives an Acquisition Proposal at any time during the Interim Period, then Advaxis shall promptly (and in no event later than 24 hours after becoming aware of such Acquisition Proposal) advise Biosight orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the terms thereof). Advaxis shall keep Biosight informed in all material respects with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto. In addition to the foregoing, Advaxis shall provide Biosight with at least three (3) Business Days’ written notice of a meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

(d) Neither the Board of Directors of Advaxis nor any committee thereof shall, directly or indirectly, effect a Change in Advaxis Board Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Advaxis Stockholder Approval, if neither Advaxis nor any of its Representatives breached the covenants in Section 4.4, the Board of Directors of Advaxis may, effect a Change in Advaxis Board Recommendation if: (i) an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result directly or indirectly from a breach of the provisions of this Section 4.4 is made to Advaxis and is not withdrawn; (ii) Advaxis’ Board of Directors reasonably determines in good faith, after having taken into account the advice of an independent reputable financial advisor and the advice of Advaxis’ outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (iii) Advaxis’ Board of Directors reasonably determines in good faith, after having taken into account the advice of Advaxis’ outside legal counsel, that, in light of such Superior Offer, making a Change in Advaxis Board Recommendation is required in order for Advaxis’ Board of Directors to comply with its fiduciary duties to Advaxis’ stockholders under applicable Delaware Legal Requirements; (iv) prior to effecting such Change in Advaxis Board Recommendation, Advaxis’ Board of Directors shall have given Biosight at least five (5) Business Days’ prior written notice: (A) that it has received a Superior Offer that did not result directly or indirectly from a breach of the provisions of this Section 4.4; (B) that it intends to make a Change in Advaxis Board Recommendation; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new five (5) Business Days’ advance written notice by Advaxis (except that the three day period referred to above shall be reduced to two days)); (v) during any such three (3) Business Day notice period(s), Advaxis engages (to the extent requested by Biosight) in good faith negotiations with Biosight to amend this Agreement in such a manner that such Superior Offer would no longer constitute a Superior Offer; and (vi) at the time of any Change in Advaxis Board Recommendation, the Advaxis Board of Directors reasonably determines in good faith, after taking into account the advice of an independent reputable financial advisor and the advice of Advaxis’ outside legal counsel, that the failure to make a Change in Advaxis Board Recommendation would still constitute a breach of the fiduciary duties of Advaxis’ Board of Directors to the Advaxis’ stockholders under applicable Delaware Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Biosight as a result of the negotiations required by clause “(v)” or otherwise).

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(e) Advaxis shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Acquisition Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and immediately terminate the access of each such Person and its Representatives to any data room maintained by or on behalf of Advaxis or any of its Subsidiaries. Neither Advaxis nor any of its Subsidiaries shall modify, amend or terminate, or waive, release, fail to enforce or assign any provisions of, any confidentiality agreement (other than any standstill provision therein) to which it is a party relating to any Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement (other than any standstill provision therein). Without limiting the foregoing, any violation of the restrictions set forth in this Section 4.4 by any Representative of Advaxis or any of its Subsidiaries shall be deemed to be a breach of this Section 4.4 by Advaxis.

4.5 Biosight No Solicitation.

(a) Biosight agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Person any information or data with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (iii) enter into, continue or otherwise engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to any Acquisition Proposal; (iv) submit to the stockholders of Biosight for their approval or adoption any Acquisition Proposal; (v) approve, declare advisable, adopt or recommend, or publicly propose to approve, declare advisable, adopt or recommend, or allow Biosight or any of its Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal; (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Advaxis); or (vii) agree or publicly announce an intention to take any of the foregoing actions.

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(b) Notwithstanding anything contained in Section 4.5(a), from the date of this Agreement and continuing until Biosight’s receipt of the Biosight Shareholder Approval, if neither Biosight nor any of its Representatives breached the covenants in Section 4.5(a), Biosight and the Board of Directors of Biosight may, directly or indirectly through one or more of its Representatives, in response to a bona fide written Acquisition Proposal that was first received after the date hereof:

(i) furnish information regarding Biosight and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement; provided, that all such information provided to such Person has previously been provided to Advaxis or is provided to Advaxis at least three (3) Business Days prior to furnishing such information to such Person; and

(ii) enter into discussions or negotiations with such Person or its Representatives;

provided, in each case, that (A) the Board of Directors of Biosight determines in good faith, after consultation with its outside legal counsel and a reputable financial advisor, that (1) such Acquisition Proposal is reasonably likely to result in a Superior Offer and (2) the failure to furnish such information or enter into such discussions or negotiations with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties under applicable Legal Requirements; and (B) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Biosight gives Advaxis written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person.

(c) If Biosight or any Representative of Biosight receives an Acquisition Proposal at any time during the Interim Period, then Biosight shall promptly (and in no event later than 24 hours after becoming aware of such Acquisition Proposal) advise Advaxis orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the terms thereof). Biosight shall keep Advaxis informed in all material respects with respect to the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto. In addition to the foregoing, Biosight shall provide Advaxis with at least three (3) Business Days’ written notice of a meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

(d) Neither the Board of Directors of Biosight nor any committee thereof shall, directly or indirectly, effect a Change in Biosight Board Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Biosight Shareholder Approval, if neither Biosight nor any of its Representatives breached the covenants in Section 4.5, the Board of Directors of Biosight may, effect a Change in Biosight Board Recommendation if: (i) an unsolicited, bona fide, written Acquisition Proposal that did not otherwise result directly or indirectly from a breach of the provisions of this Section 4.5 is made to Biosight and is not withdrawn; (ii) Biosight’s Board of Directors reasonably determines in good faith, after having taken into account the advice of an independent reputable financial advisor and the advice of Biosight’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (iii) Biosight’s Board of Directors reasonably determines in good faith, after having taken into account the advice of Biosight’s outside legal counsel, that, in light of such Superior Offer, making a Change in Biosight Board Recommendation is required in order for Biosight’s Board of Directors to comply with its fiduciary duties to Biosight’s stockholders under applicable law; (iv) prior to effecting such Change in Biosight Board Recommendation, Biosight’s Board of Directors shall have given Advaxis at least five (5) Business Days’ prior written notice: (A) that it has received a Superior Offer that did not result directly or indirectly from a breach of the provisions of this Section 4.5; (B) that it intends to make a Change in Biosight Board Recommendation; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall require a new five (5) Business Days’ advance written notice by Biosight (except that the three day period referred to above shall be reduced to two days)); (v) during any such three (3) Business Day notice period(s), Biosight engages (to the extent requested by Advaxis) in good faith negotiations with Advaxis to amend this Agreement in such a manner that such Superior Offer would no longer constitute a Superior Offer; and (vi) at the time of any Change in Biosight Board Recommendation, the Biosight Board of Directors reasonably determines in good faith, after taking into account the advice of an independent reputable financial advisor and the advice of Biosight’s outside legal counsel, that the failure to make a Change in Biosight Board Recommendation would still constitute a breach of the fiduciary duties of Biosight’s Board of Directors to the Biosight’s stockholders under applicable law in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Biosight as a result of the negotiations required by clause “(v)” or otherwise).

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(e) Biosight shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Acquisition Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and immediately terminate the access of each such Person and its Representatives to any data room maintained by or on behalf of Biosight or any of its Subsidiaries. Neither Biosight nor any of its Subsidiaries shall modify, amend or terminate, or waive, release, fail to enforce or assign any provisions of, any confidentiality agreement (other than any standstill provision therein) to which it is a party relating to any Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement (other than any standstill provision therein). Without limiting the foregoing, any violation of the restrictions set forth in this Section 4.5 by any Representative of Biosight or any of its Subsidiaries shall be deemed to be a breach of this Section 4.5 by Biosight.

(f) Solely for purposes of this Section 4.5 it is understood and agreed that, in the absence of compelling legal authority to the contrary, Biosight, the Biosight Board of Directors and Biosight’s outside legal counsel shall be entitled to rely on and deem applicable to Biosight and the Biosight Board of Directors the Legal Requirements applicable to corporations incorporated in Delaware for purposes of making the conclusions contemplated by this Section 4.5 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Biosight Board of Directors and other terms of similar import shall, for purposes of this Agreement, include reference to such Delaware Legal Requirement, and shall assume that Israeli law follows Delaware Legal Requirements with respect thereto.  The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Biosight Board of Directors under applicable Legal Requirements or give rise to any breach or violation of this Agreement on the part of Biosight by reason of the fact that the Biosight Board of Directors has complied with the Legal Requirements of the State of Israel, rather than the Delaware Legal Requirements, governing the duties owed by a director of a company formed under the Legal Requirements of the State of Israel to such company, its shareholders or any other Person.

4.6 No Control. Nothing contained in this Agreement shall give Advaxis or Biosight, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 5. Additional Agreements of the Parties

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable and, in any event, no later than forty-five (45) calendar days following the date of this Agreement, Advaxis and Biosight shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and Advaxis shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus. The Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Advaxis covenants and agrees that the Proxy Statement/Prospectus/Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement/Prospectus/Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Advaxis, at the time of the Advaxis Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Biosight covenants and agrees that the information provided by Biosight or its Affiliates to Advaxis for inclusion in the Form S-4 Registration Statement and/or Proxy Statement/Prospectus/Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Advaxis makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Biosight or any of Biosight’s Representatives specifically for inclusion therein. Each of Advaxis and Biosight shall furnish all information concerning such Person and its Affiliates to the other, including financial statements and descriptions of its business and financial condition, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 Registration Statement and Proxy Statement/Prospectus/Information Statement, including causing the timely cooperation of its independent public accountants in connection with the preparation and filing of the Form S-4 Registration Statement and Proxy Statement/Prospectus/Information Statement, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Form S-4 Registration Statement and/or Proxy Statement/Prospectus/Information Statement (as applicable) and to the reference to such accountant firm as an “expert” therein, and the Form S-4 Registration Statement and Proxy Statement/Prospectus/Information Statement shall include all information reasonably requested by such other party to be included therein. All filings by Advaxis with the SEC in connection with the Transactions and all mailings to the Advaxis’ stockholders in connection with the Transactions shall be subject to the prior review and comment by Biosight. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and keep the Form S-4 Registration Statement effective for so long as necessary to consummate the Transactions. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Advaxis’ stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Form S-4 Registration Statement and/or the Proxy Statement/Prospectus/Information Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to Biosight or its tax advisors to provide an opinion that the Transactions (including the Merger) qualify for the Intended Tax Treatment; provided, however, that in the event such a tax opinion is required by the SEC, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the applicable tax advisor (or advisors) delivering such opinion and the Party (or Parties) delivering such tax representation letter(s).

(b) Each of Advaxis and Biosight shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Proxy Statement/Prospectus/Information Statement received from the SEC. Advaxis shall provide Biosight with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement and any communications prior to filing such with the SEC and will promptly provide Biosight with a copy of all such filings and communications made with the SEC.

(c) Advaxis and Biosight shall promptly make all necessary filings with respect to the Merger and the issuance of the Advaxis Common Stock under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Advaxis Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 Registration Statement and Proxy Statement/Prospectus/Information Statement.

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(d) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should, in Advaxis’ reasonable discretion, be set forth in an amendment of, or supplement to, the Form S-4 Registration or the Proxy Statement/Prospectus/Information Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement and, to the extent required by applicable Legal Requirements, disseminate the information contained in such amendment or supplement to the stockholders of the Parties.

5.2 Advaxis Stockholders’ Meeting.

(a) Promptly after the Form S-4 Registration Statement is declared effective, Advaxis shall, in consultation with Biosight, take all action necessary to (i) establish a record date for, duly call and give notice of a meeting of the stockholders of Advaxis (the “Advaxis Stockholders’ Meeting”) for the purpose of obtaining the Advaxis Stockholder Approval, (ii) cause the Proxy Statement/Prospectus/Information Statement (and all other proxy materials for the Advaxis Stockholders’ Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Advaxis Stockholders’ Meeting. Advaxis’ obligation to call, convene and hold the Advaxis Stockholders’ Meeting shall not be affected by a Change in Advaxis Board Recommendation, unless the Agreement is terminated pursuant to Section 9.1. Advaxis will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger, and the Reverse Split, and will take all other action necessary or advisable to obtain the Advaxis Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Advaxis may adjourn or postpone the Advaxis Stockholders’ Meeting (i) after consultation with Biosight, to the extent necessary to ensure that any necessary supplement or amendment to the information provided to Advaxis’ stockholders (as determined by Advaxis in good faith and upon the advice of outside counsel) is provided to Advaxis’ stockholders a reasonable time in advance of the Advaxis Stockholders’ Meeting (or at any adjournment or postponement thereof), or (ii) if as of the time for which the Advaxis Stockholders’ Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Advaxis Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Advaxis Stockholders’ Meeting or to adopt this Agreement and approve the Transactions, including the Merger. The Proxy Statement/Prospectus/Information shall include the Advaxis Board Recommendation.

(b) To the extent reasonably necessary to comply with applicable listing criteria of the Exchange or otherwise to permit the issuance of the Merger Consideration hereunder, Advaxis will submit to the holders of Advaxis Common Stock at the Advaxis Stockholders’ Meeting a proposal to approve a reverse stock split of Advaxis Common Stock whereby each share of Advaxis Common Stock issued and outstanding immediately prior to the filing of such amendment to the certificate of incorporation of Advaxis shall be converted into and become a number of fully paid and nonassessable shares of Advaxis Common Stock, with such reverse stock split ratio in the range mutually agreed to by Advaxis and Biosight (the “Reverse Split”).

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(c) Neither the Board of Directors of Advaxis nor any committee thereof shall (i) withhold, withdraw or qualify (or amend or modify in a manner adverse to Biosight) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Biosight), the Advaxis Board Recommendation, (ii) take any public action or make any public statement in connection with the Advaxis Stockholders’ Meeting inconsistent with such Advaxis Board Recommendation, (iii) recommend, adopt, endorse or approve, or propose publicly to recommend, adopt, endorse or approve, any Acquisition Proposal, or (iv) waive any rights under or amend the Rights Agreement, except as contemplated by Section 2.3(f), redeem any rights under the Rights Agreement or otherwise cause the Rights Agreement to be inapplicable or neutralized with respect to any Acquisition Proposal (any of the actions described in clauses (i), (ii), (iii) or (iv), a “Change in Advaxis Board Recommendation”).

5.3 Biosight Shareholder Approval.

(a) Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, Biosight shall take all actions necessary in accordance with the ICL and its Constituent Documents to duly call, give notice of, convene and hold as promptly as practicable a special meeting of Biosight Shareholders (the “Biosight Shareholders’ Meeting”) to seek the Biosight Shareholder Approval, including mailing any applicable materials to its shareholders as promptly as reasonably practicable. Alternatively, in accordance with the ICL and its Constituent Documents, Biosight may seek the Biosight Shareholder Approval by written consent (the “Biosight Shareholder Written Consent”). Biosight’s obligation to call, convene and hold the Biosight Shareholders’ Meeting shall not be affected by a Change in Biosight Board Recommendation, unless the Agreement is terminated pursuant to Section 9.1. Biosight will use its reasonable best efforts to solicit from its shareholders proxies or the Biosight Shareholder Written Consent in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger, and will take all other action necessary or advisable to obtain the Biosight Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Biosight may adjourn or postpone the Biosight Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the information provided to Biosight Shareholders (as determined by Biosight in good faith and upon the advice of outside counsel) is provided to the Biosight Shareholders a reasonable time in advance of the Biosight Shareholders’ Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Biosight Shareholders’ Meeting (or any adjournment or postponement thereof) is scheduled insufficient Biosight Shares are represented in person or by proxy to constitute a quorum necessary to conduct the business of the Biosight Shareholders’ Meeting or to adopt this Agreement and approve the Transactions, including the Merger.

(b) The Board of Directors of Biosight shall recommend that Biosight Shareholders vote in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger, at the Biosight Shareholders’ Meeting (or any adjournment or postponement thereof) or by the Biosight Shareholder Written Consent (the “Biosight Board Recommendation”).

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(c) Neither the Board of Directors of Biosight nor any committee thereof shall (i) withhold, withdraw or qualify (or amend or modify in a manner adverse to Advaxis) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Advaxis), the Biosight Board Recommendation, (ii) take any public action or make any public statement in connection with the Biosight Shareholders’ Meeting inconsistent with such Biosight Board Recommendation; or (iii) recommend, adopt, endorse or approve, or propose publicly to recommend, adopt, endorse or approve, any Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change in Biosight Board Recommendation”).

5.4 Merger Proposal; Certificate of Merger.

(a) Subject to the ICL, as promptly as practicable following the date hereof, Biosight and Merger Sub, as applicable, shall take the following actions within the timeframes set forth herein; provided, however, that any such actions or the timeframe for taking such action shall be subject to any amendment in the applicable provisions of the ICL (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.4(a) accordingly): (i) Biosight and Merger Sub shall cause a merger proposal (in the Hebrew language) (the “Merger Proposal”) to be prepared and executed in accordance with Section 316 of the ICL; (ii) Biosight and Merger Sub shall deliver the executed Merger Proposal to the Companies Registrar within three (3) days from the calling of the Biosight Shareholders’ Meeting; (iii) Biosight and Merger Sub, as applicable, shall cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar; (iv) promptly after Biosight and Merger Sub, as applicable, shall have complied with the preceding sentence and with clauses (i) and (ii) of this Section 5.4(a), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, Biosight and Merger Sub, as applicable, shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL; (v) each of Biosight and, if applicable, Merger Sub, shall: (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Biosight’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as Biosight or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, and (y) in a popular newspaper in New York as may be required by applicable Legal Requirements, within three (3) Business Days from the date of submitting the Merger Proposal to the Companies Registrar; and (B) if applicable, within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL) that Biosight or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); (vi) not later than three (3) days after the date on which the Biosight Shareholder Approval is received, Biosight shall (in accordance with Section 317(b) of ICL and the regulations thereunder) inform the Companies Registrar of such approval; and (vii) subject to the satisfaction or waiver of the last of the conditions set forth in Sections 6, 7 and 8 to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, Biosight and Merger Sub shall provide the Companies Registrar with the Merger Notices and request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as Biosight and Merger Sub shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the same day that the Merger Notices are provided. For purposes of this Section 5.4(a), “Business Day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

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(b) The sole stockholder of Merger Sub has approved the Merger. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

5.5 Required Approvals.

(a) Each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Transactions, including obtaining as promptly as reasonably practicable any necessary Consents of, and actions or inaction by, and making as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Authority, or other third party as mutually agreed and as necessary in connection with the consummation of the Transactions. In furtherance and not in limitation of the foregoing, each of Advaxis and Biosight shall (i) make or cause to be made the filings, submissions and declarations required of such party under the HSR Act and any Foreign Competition Law, including but not limited to the Israeli Economic Competition Law 1988 (the “Israeli Competition Law”), with respect to the Transactions as promptly as practicable after the date of this Agreement (and in any event, in the case of the HSR Act, within seven (7) Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any request under the HSR Act or the Israeli Competition Law for additional information, documents or other materials received by such Party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, Israeli Competition Authority, the Israeli Competition Commissioner, the Israeli Competition Tribunal or by any other Governmental Authority (including under any Foreign Competition Laws) in respect of such filings, submissions and declarations or the Transactions and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings, submissions and declarations and in connection with resolving, and use reasonable best efforts to resolve, any investigation or other inquiry of any such agency or other Governmental Authority under any of the HSR Act, the Israeli Competition Law or other Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Legal Requirements or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filings, submissions and declarations or any of the Transactions. To the extent not prohibited by applicable Legal Requirement, Advaxis, on the one hand, will provide Biosight, and Biosight, on the other hand, will provide Advaxis, with copies of any material correspondence, filing or communication between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Authority or members of their respective staffs, the Parties shall, to the extent permitted by applicable Legal Requirement, first provide the other Party with a copy of such correspondence, filing or communication in draft form and give such other Party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Authorities, and shall consider and take account of all reasonable comments timely made by the other Party with respect thereto. To the extent permitted by applicable Legal Requirement, each of the Parties shall ensure that the other Party is given the opportunity to attend any meetings with or other appearances before any Governmental Authority with respect to the Transactions; provided further, and for the avoidance of doubt, neither Party shall have an obligation to agree to any structural, operational or behavioral remedy or to litigate in connection with the consummation of the Transactions.

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(b) In furtherance and not in limitation of the foregoing, Biosight shall file final written notice with the Israeli National Authority for Technological Innovation (also known as the Israeli Innovation Authority and formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry) (the “IIA”) pursuant to the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744 1984, and the rules and regulations related thereto in connection with the Merger. Advaxis shall execute an undertaking towards the IIA, in the standard form as required by the IIA, attached hereto as Exhibit E (the “IIA Undertaking”).

5.6 Indemnification of Advaxis’ Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Advaxis shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager or officer of Advaxis (the “Advaxis D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Advaxis D&O Indemnified Party is or was a director or officer of Advaxis, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Advaxis would have been required under its Constituent Documents in effect on the date of this Agreement. Each Advaxis D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Advaxis, upon receipt by Advaxis from the Advaxis D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Constituent Documents of Advaxis shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers and officers of Advaxis than are presently set forth in the Constituent Documents of Advaxis, which provisions shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, managers or officers of Advaxis.

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(c) At or prior to the Effective Time, Advaxis shall purchase, and for a period of six (6) years following the Effective Time, Advaxis shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Advaxis D&O Indemnified Parties for events occurring at or prior to the Effective Time, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Advaxis as of the date of this Agreement; provided, that Advaxis shall not pay for such “tail” policy more than 300% of the current annual premium paid by Advaxis for such insurance policy.

(d) In the event Advaxis or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Advaxis shall succeed to the obligations set forth in this Section 5.6.

5.7 Indemnification of Biosight’s Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager or officer of Biosight (the “Biosight D&O Indemnified Parties”), against all Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Biosight D&O Indemnified Party is or was a director or officer of the Surviving Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Surviving Company would have been required under its Constituent Documents in effect on the date of this Agreement. Each Biosight D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Company upon receipt by the Surviving Company from the Biosight D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Advaxis shall cause the Constituent Documents of the Surviving Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers and officers of Biosight than are presently set forth in the Constituent Documents of Biosight, which provisions shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, managers or officers of Biosight.

(c) At or prior to the Effective Time, Biosight shall purchase, and for a period of six (6) years following the Effective Time, the Surviving Company shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Biosight D&O Indemnified Parties for events occurring at or prior to the Effective Time, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Biosight as of the date of this Agreement; provided, that Biosight or the Surviving Company (as applicable) shall not pay for such “tail” policy more than 300% of the current annual premium paid by Biosight for such insurance policy.

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(d) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 5.7.

5.8 Further Assurances. Without limiting any covenant contained in Section 4 or Section 5, which covenants shall control to the extent of any conflict with the succeeding provisions of this Section 5.8, each of Advaxis, Merger Sub and Biosight shall use commercially reasonable efforts, consistent with the terms of this Agreement, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall use commercially reasonable efforts to make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions; (b) shall use commercially reasonable efforts to obtain each Consent reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions; (d) shall use commercially reasonable efforts to satisfy the conditions to Closing set forth in this Agreement and (e) execute or deliver any additional instruments necessary to consummate the Merger and the other Transactions, and to fully carry out the purposes of, this Agreement.

5.9 Public Announcement. Advaxis and Biosight have agreed upon the initial joint press release with respect to the execution of this Agreement, and will issue such press release promptly following the execution of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, so long as this Agreement is in effect, neither Advaxis nor Biosight, nor any of their respective Affiliates, shall issue or cause the publication of any press release or any public announcement with respect to the Transactions or this Agreement without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Legal Requirements or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or any public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Notwithstanding the foregoing, the restrictions set forth in this Section 5.9 shall not apply to any release or announcement made or proposed to be made in connection with and related to: (a) a Change in Advaxis Board Recommendation or (b) a Change in Biosight Board Recommendation, in each case to the extent made in accordance with the provisions of this Agreement.

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5.10 Listing.

(a) Following the date of this Agreement, Advaxis shall use its reasonable best efforts to (i) regain compliance with Nasdaq Listing Rule 5550(a)(2) (the “Listing Rule”), including appealing any determination by the Listing Qualifications Department of The Nasdaq Stock Market LLC that Advaxis is not in compliance with the Listing Rule, (ii) otherwise remain in compliance with Nasdaq Listing Rules, and (iii) ensure that the shares of Advaxis Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market as of the Effective Time. Advaxis shall promptly provide Biosight with true, correct and complete copies of any and all correspondences with and to the Exchange. Any responses by Advaxis with respect to any communication by the Exchange shall be provided to the Exchange only after providing Biosight with reasonable opportunity to provide advice and input in respect of such response.

(b) Advaxis shall promptly, and in any event within five (5) Business Days after the filing of the Form S-4 Registration Statement, contact the Exchange to determine the requirements for the shares of Advaxis Common Stock to be listed on the Exchange at and after the Effective Time. Advaxis shall use its reasonable best efforts to (a) cause the shares of Advaxis Common Stock to be approved, at or prior to the Effective Time, for listing (subject only to notice of issuance) on the Exchange at and after the Effective Time, including paying any required fees and timely submitting any listing application and listing agreement, if any, required by the Exchange, and (b) change the trading symbol of Advaxis to a symbol chosen by Biosight, effective at, or as soon as practicable after, the Effective Time; provided that any required fees payable in connection with any such listing application and listing agreement shall be split evenly between Advaxis and Biosight up to a maximum aggregate amount of $50,000 payable by each such Party, with any fees above such amount to be borne solely by Advaxis.

5.11 U.S. Tax Matters.

(a) Each of Advaxis, Merger Sub and Biosight and their respective Affiliates shall use their respective commercially reasonable efforts to cause the Merger to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, knowingly take or cause to be taken, or knowingly fail to take any action or cause to be failed to be taken, any action which would reasonably be expected to prevent either the Merger or the Transactions from qualifying for the Intended Tax Treatment.

(b) The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not file any Tax Return, or take any position in any audit, claim, investigation, inquiry or other proceeding in respect of Taxes that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state, local or foreign Legal Requirements. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) Notwithstanding anything to the contrary contained herein, Advaxis and Biosight each shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger. The party responsible under applicable Legal Requirements shall file any necessary Tax Returns with respect to all such Taxes, and, if required by applicable Legal Requirements, each of Biosight, Advaxis and their respective Affiliates shall join in the execution of any such Tax Returns.

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5.12 Legends. Advaxis shall be entitled to place appropriate legends on the certificates evidencing any shares of Advaxis Common Stock to be received in the Merger by Biosight Shareholders who may be considered “affiliates” of Advaxis for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Advaxis Common Stock.

5.13 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Company to continue to meet its obligations following the Closing.

5.14 Directors and Officers.

(a) Advaxis and Biosight shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Advaxis and Biosight, as applicable, who is not continuing as an officer or director of Advaxis or the Surviving Company, as applicable, following the Effective Time. Advaxis shall use reasonable best efforts to take all actions necessary so that, effective as of immediately following the Effective Time, the Board of Directors of Advaxis shall consist of nine (9) directors consisting of (i) six (6) directors designated by Biosight prior to the Closing, and (ii) three (3) directors designated by Advaxis, who shall be Dr. David Sidransky (Chairman of the Board), Ken Berlin, and one director designated by Advaxis prior to the Closing, each to hold office from and after the Effective Time until the earliest of the appointment of his or her respective successor, his or her resignation or his or her proper removal, which Board of Directors designations shall otherwise comply with the applicable listing requirements of NASDAQ. Dr. David Sidransky shall serve on the Board of Directors of Advaxis for a period of up to six (6) months from the Effective Time.

(b) Following the Effective Time, Ken Berlin shall continue to serve as Chief Executive Officer of Advaxis. Notwithstanding anything to the contrary herein: (i) nothing in this Section 5.14(b) shall confer on any Person any right or guarantee of continued employment (or compensation or severance with respect thereto) with Advaxis or any Subsidiary thereof following the Closing; and (ii) for the avoidance of doubt, and without limiting Section 10.7, no Person shall be a third-party beneficiary of this Section 5.14(b).

5.15 Section 16 Matters. Prior to the Effective Time, Advaxis shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any acquisitions of Advaxis Common Stock and any options to purchase Advaxis Common Stock resulting from the Transactions, including the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Advaxis, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Treatment of Advaxis Warrants. If any holder of an Advaxis Warrant issued in connection with Advaxis’ September 2018 offering properly exercises such holder’s right to receive a cash payment in connection with the Transactions pursuant to the terms and conditions of the underlying agreement governing such Advaxis Warrant, Advaxis shall promptly pay such cash payment to such holder, in each case in such amount as determined in accordance with, and pursuant to the procedures set forth in, such agreement governing such Advaxis Warrant.

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5.17 Advaxis Certificate of Incorporation Amendment. Immediately prior to the Effective Time, Advaxis shall file with the Secretary of State of the State of Delaware, an amendment to the certificate of incorporation of Advaxis (the “Advaxis Certificate of Incorporation Amendment”) to effect (i) an increase to the number of authorized shares of Advaxis Common Stock, if necessary, (ii) a change of the name of Advaxis to “Biosight, Inc.” or any other name designated by Biosight, (iii) the Reverse Split (if approved by the Advaxis stockholders at the applicable special meeting), and (iv) any other changes as are mutually agreeable to Advaxis and Biosight.

5.18 Notice of Certain Events. Each of the Parties shall promptly notify the other Parties after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (b) any Effect that would have an Advaxis Material Adverse Effect, in the case of Advaxis, or a Biosight Material Adverse Effect, in the case of Biosight, (c) any Legal Proceeding commenced or, to its knowledge, threatened against, relating to or otherwise involving Advaxis or any of its Subsidiaries or Biosight or any of its Subsidiaries, as the case may be, and (d) any Effect that has occurred that would reasonably be expected to result in any of the conditions set forth in Section 6, Section 7 and Section 8 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided, further, that, notwithstanding the foregoing, a failure to comply with this Section 5.18 shall not constitute the failure of any condition set forth in Section 6, Section 7 and Section 8 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Section 6, Section 7 and Section 8 to be satisfied.

5.19 Advaxis Consent as Sole Stockholder of Merger Sub. Advaxis shall deliver to Biosight within two (2) Business Days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the Transactions, including the Merger.

5.20 Stockholder Litigation. Each of Advaxis and Biosight shall promptly notify the other Party following receipt of any claim, threat or the filing of any litigation by any stockholder of such Party against such Party and/or its directors or executive officers (“Shareholder Litigation”). Each of Advaxis and Biosight shall give the other Party the opportunity to participate in (at such Party’s sole cost and expense), and each of Advaxis and Biosight shall reasonably cooperate with respect to, the defense or settlement of any Shareholder Litigation, and neither Party shall settle or offer to settle any such litigation without the prior written consent of the other Party.

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5.21 ESPP. As soon as practicable following the date of this Agreement, the Board of Directors of Advaxis or the appropriate committee of the Board of Directors of Advaxis shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the ESPP as of immediately prior to the Closing Date, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the Business Day immediately prior to the anticipated Closing Date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Advaxis Common Stock in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 5.21), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

5.22 Tax Rulings.

(a) As soon as practicable after the date of this Agreement, Biosight shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA, in full coordination with Advaxis’ advisors, an application for a ruling as part of the 104(h) ruling referred to in Section 5.22(b), confirming that: (i) Advaxis and anyone on its behalf shall be exempt from withholding tax in relation to payments made under this Agreement to the 102 Trustee in relation to any 102 Biosight Options, 3(i) Biosight Options and 102 Biosight Shares; (ii) the assumption of 102 Biosight Options and 3(i) Biosight Options or exchange of 102 Biosight Shares for 102 Advaxis Shares will not constitute a violation of the requirements of Section 102 or a taxable event and tax continuity will apply to the 102 Advaxis Options, 3(i) Advaxis Options and 102 Advaxis Shares issued in exchange for 102 Biosight Options, 3(i) Biosight Options and 102 Biosight Shares, respectively; (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues which are raised by the ITA in light of the factual background of the ruling request) (the “Option Tax Ruling”).  Biosight shall include in the request for the Option Tax Ruling a request to exempt Advaxis, the Surviving Company, the Exchange Agent and their respective agents from any withholding obligation with respect to the assumption of the 102 Biosight Options and 3(i) Biosight Options and issuance of 102 Advaxis Shares to the 102 Trustee.  Each of Biosight and Advaxis shall cause its respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and with respect to any written or oral submission that may be necessary, proper or advisable in order to obtain the Option Tax Ruling. Subject to the terms and conditions hereof, Biosight shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable Legal Requirements to obtain the Option Tax Ruling, as promptly as practicable.  If the Option Tax Ruling is not granted prior to the Closing, Biosight shall seek to obtain prior to the Closing an interim Tax ruling confirming, among other things, that Advaxis and any Person acting on its behalf (including the Exchange Agent) shall be exempt from Israeli withholding tax in relation to assumption of the 102 Biosight Options and 3(i) Biosight Options and issuance of 102 Advaxis Shares to the 102 Trustee (the “Interim Option Tax Ruling”).  To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained. The final text of the Option Tax Ruling and the Interim Option Tax Ruling, including appendices thereof, shall in all circumstances be subject to the prior written confirmation of Advaxis and its counsel, which consent shall not unreasonably be withheld, delayed or conditioned. Biosight shall provide Advaxis and Advaxis’ counsel with an update of any meeting or discussion with the ITA within two (2) Business Days of such meeting or discussion. To the extent that the Israeli Income Tax Ruling substitutes the need for the Option Tax Ruling and the Interim Option Tax Ruling, then any reference to the Option Tax Ruling and the Interim Option Tax Ruling shall be deemed to read the Israeli Income Tax Ruling with the necessary changes. Advaxis shall take the necessary steps to assume the Biosight Employee Plan as necessary to assume the 102 Biosight Options and 3(i) Biosight Options and issuance of 102 Advaxis Shares to the 102 Trustee in connection with the Merger.

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(b) Israeli Income Tax Ruling. As soon as practicable after the date of this Agreement, but no later than fourteen (14) days, Biosight shall prepare and file with the ITA an application for a Tax ruling pursuant to the provisions of Section 104(h) to the Ordinance on behalf of the Biosight Shareholders who elect to become a party to such a Tax ruling (each, an “Electing Holder”), which application shall be filed only after allowing Advaxis and its Israeli counsel to review, comment on and approve such application in advance of its submission to the ITA, deferring any obligation to pay capital gains tax on the exchange of the Biosight Shares in the Merger (the “Israeli Income Tax Ruling”); provided that (i) neither the Israeli Interim Income Tax Ruling nor the Israeli Income Tax Ruling shall impose any restrictions or obligations on Advaxis or any of its subsidiaries or the Surviving Company, without Advaxis’ prior written consent, (ii) the final wording of such rulings shall be approved in advance by Advaxis or its Israeli counsel, and (iii) any Costs associated with the application for such rulings shall be paid by reducing from the Merger Consideration payable to, or otherwise funded by, the Electing Holders. Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Income Tax Ruling as promptly as practicable. Biosight shall provide Advaxis and Advaxis’ counsel with a notice regarding any meeting or discussion with the ITA within three (3) Business Days prior to such meeting or discussion and, if requested, shall allow Advaxis’ counsel to participate in such meeting or discussion. The Parties hereby agree, that to the extent so required under the relevant Israeli Income Tax Ruling, the Merger Consideration distributable to Biosight Shareholders at the Closing in accordance with this Agreement shall be deposited with a Paying Agent or trustee, who shall act as a paying, escrow agent or trustee, subject to the terms of the Israeli Income Tax Ruling and a customary paying agent agreement shall be executed prior to the Closing by and between the Paying Agent, Advaxis and Biosight.

(c) Each Party shall, and shall instruct its Representatives to cooperate with the other parties and their respective counsels and representatives, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling or the Option Tax Ruling. For the avoidance of doubt, the Parties shall not, and shall cause its Representatives not to, make any application to the ITA with respect to any matter relating to the subject matter of the Israeli Income Tax Ruling or the Option Tax Ruling without the consent of other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and Biosight will inform Advaxis of the content of any discussions and meetings relating thereto with the ITA.

5.23 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Advaxis, the Board of Directors of Advaxis, Biosight and the Board of Directors of Biosight, as applicable, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

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Section 6. Conditions Precedent to Obligations of Each Party

The obligations of each Party to effect the Merger and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement that has not been withdrawn.

6.2 No Restraints. No Legal Requirement shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Authority of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Transactions.

6.3 Advaxis Stockholder Approval. The Advaxis Stockholder Approval shall have been duly obtained.

6.4 Biosight Shareholder Approval. The Biosight Shareholder Approval shall have been duly obtained.

6.5 Regulatory Matters. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired or the necessary approval or clearance shall have been obtained. Any other applicable waiting periods (or any extension thereof), consents, waivers, filings or approvals under any applicable Legal Requirements required to consummate the Transactions shall have expired, been terminated, been made or been obtained.

Section 7. Additional Conditions Precedent to Obligations of Advaxis and Merger Sub

The obligations of Advaxis and Merger Sub to effect the Merger and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by Advaxis, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the Biosight Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). The representations and warranties of Biosight set forth in this Agreement (except for the Biosight Fundamental Representations), made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Biosight Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute a Biosight Material Adverse Effect.

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7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Biosight is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Biosight in all material respects.

7.3 Agreements and Other Documents. Advaxis shall have received a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of Biosight confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

7.4 No Biosight Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Biosight Material Adverse Effect that is continuing.

Section 8. Additional Conditions Precedent to Obligation of Biosight

The obligations of Biosight to effect the Merger and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by Biosight, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Advaxis Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). The representations and warranties of Advaxis set forth in this Agreement (except for the Advaxis Fundamental Representations), made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Advaxis Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute an Advaxis Material Adverse Effect.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that either Advaxis or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Agreements and Other Documents. Biosight shall have received the following documents, each of which shall be in full force and effect as of immediately prior to the Closing:

(a) a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of Advaxis confirming that the conditions set forth in Sections 8.1, 8.2 and Section 8.4 have been duly satisfied;

(b) written resignations in forms satisfactory to Biosight, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Advaxis who are not to continue as officers or directors of Advaxis pursuant to Section 5.14 hereof;

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(c) a duly executed copy of the IIA Undertaking; and

(d) a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of Advaxis setting forth the number of outstanding Securities of Advaxis and each component thereof (broken down by outstanding shares, options and other Securities) and indicating if such Securities are not vested (and is not expected to be vested as a result of the Merger).

8.4 No Advaxis Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Advaxis Material Adverse Effect that is continuing.

8.5 Israeli Tax Rulings. Biosight shall have obtained the Option Tax Ruling and the Israeli Income Tax Ruling or the Israeli Interim Income Tax Ruling and, if necessary, the Parties shall have entered into a customary paying agent agreement for the implementation of the Option Tax Ruling and the Israeli Income Tax Ruling and/or the Israeli Interim Income Tax Ruling.

8.6 Listing. NASDAQ shall not have rejected Advaxis’ appeal to its determination by the Listing Qualifications Department of The Nasdaq Stock Market LLC that Advaxis is not in compliance with the Listing Rule, and the shares of Advaxis Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market as of the Effective Time.

Section 9. Termination

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Advaxis Stockholder Approval or Biosight Shareholder Approval is obtained (except as otherwise set forth below)):

(a) by mutual written consent of Advaxis and Biosight;

(b) by either Advaxis or Biosight if:

(i)    the Merger shall not have been consummated by December 31, 2021 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either Biosight or Advaxis shall be entitled to extend the End Date for an additional sixty (60) days;

(ii) any restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 6.2 shall be in effect and shall have become final and non-appealable;

(iii)     the Biosight Shareholder Approval shall not have been obtained at the Biosight Shareholders’ Meeting or any adjournments or postponements thereof;

(iv) the Advaxis Stockholder Approval shall not have been obtained at the Advaxis Stockholders’ Meeting or any adjournments or postponements thereof;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or directly resulted in, the failure of any such condition;

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(c) by Biosight if:

(i) Advaxis shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Advaxis prior to the End Date or is not cured by the earlier of (x) thirty (30) days following written notice to Advaxis by Biosight of such breach or (y) the End Date and (B) would result in a failure of any condition set forth in Section 8.1 or Section 8.2;

(ii) Advaxis or any of its Subsidiaries or their respective Representatives shall have Willfully Breached any of their respective obligations under Section 4.4;

(iii) The Board of Directors of Advaxis shall (A) fail to include the Advaxis Board Recommendation in the Proxy Statement/Prospectus/Information Statement, (B) effect a Change in Advaxis Board Recommendation, (C) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer, (D) if an Acquisition Proposal shall have been publicly announced or disclosed, fail to recommend against such Acquisition Proposal or fail to reaffirm the Advaxis Board Recommendation on or prior to the earlier of ten (10) Business Days after such Acquisition Proposal shall have been publicly announced or disclosed or five (5) Business Days prior to the Advaxis Stockholders’ Meeting, or (E) fail to hold the Advaxis Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for the earlier of sixty (60) days or so long as such stop order remains in effect or proceeding or threatened proceeding remains pending);

(iv) Advaxis shall have Willfully Breached this Agreement;

(d) by Advaxis if:

(i) Biosight shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Biosight prior to the End Date or is not cured by the earlier of (x) thirty (30) days following written notice to Biosight by Advaxis of such breach or (y) the End Date and (B) would result in a failure of any condition set forth in Section 7.1 or Section 7.2;

(ii) Biosight or its Representatives shall have Willfully Breached any of their respective obligations under Section 4.5;

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(iii) the Board of Directors of Biosight shall effect a Change in Biosight Board Recommendation; or

(iv) Biosight shall have Willfully Breached this Agreement.

9.2 Notice of Termination; Effect of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 9.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.10(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Advaxis and Biosight shall share equally all filing fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any Foreign Competition Law applicable to this Agreement and the Transactions.

(b) If:

(i) this Agreement is terminated pursuant to (A) Section 9.1(c)(ii), (B) Section 9.1(c)(iii) or (C) Section 9.1(b)(i), Section 9.1(b)(iv) or Section 9.1(c)(i) if Biosight could have terminated pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii); or

(ii) (A) this Agreement is terminated pursuant to Section 9.1(b)(i), Section 9.1(b)(iv) or Section 9.1(c)(i), (B) (1) in the case of a termination pursuant to Section 9.1(b)(i) or Section 9.1(c)(i), an Acquisition Proposal shall have been made to the Board of Directors of Advaxis or becomes publicly known, prior to the date of such termination, or (2) in the case of a termination pursuant to Section 9.1(b)(iv), an Acquisition Proposal shall have been made to the Board of Directors of Advaxis or becomes publicly known, prior to the date of the Advaxis Stockholders’ Meeting, and (C) within twelve (12) months of such termination, Advaxis enters into a definitive agreement with any third party to consummate, or consummates, an Acquisition Proposal; then Advaxis shall pay to Biosight, by wire transfer of immediately available funds, an amount equal to $7,500,000 (the “Termination Fee”) (x) in the case of termination pursuant to clause (i) above, within two (2) Business Days of the date of termination and (y) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the date of the first to occur of (I) the execution of a definitive agreement relating to an Acquisition Proposal and (II) consummation of a transaction relating to an Acquisition Proposal.

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(c) If this Agreement is terminated pursuant to Section 9.1(c)(iv), then Advaxis shall pay to Biosight, by wire transfer of immediately available funds, an amount equal to $7,500,000 (the “Advaxis Breach Termination Fee”) within two (2) Business Days of the date of termination.

(d) If:

(i) this Agreement is terminated pursuant to (A) Section 9.1(d)(ii), (B) or Section 9.1(d)(iii), or (C) Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(d)(i) if Advaxis could have terminated pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii); or

(ii) (A) this Agreement is terminated pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(d)(i), (B) (1) in the case of a termination pursuant to Section 9.1(b)(i) or Section 9.1(d)(i), an Acquisition Proposal shall have been made to the Board of Directors of Biosight or becomes publicly known, prior to the date of such termination, or (2) in the case of a termination pursuant to Section 9.1(b)(iii), an Acquisition Proposal shall have been made to the Board of Directors of Biosight or becomes publicly known, prior to the date of the Biosight Shareholders’ Meeting, and (C) within twelve (12) months of such termination, Biosight enters into a definitive agreement with any third party to consummate, or consummates, an Acquisition Proposal,

(e) then Biosight shall pay to Advaxis, by wire transfer of immediately available funds, an amount equal to the Termination Fee (x) in the case of termination pursuant to clause (d)(i) above, within two (2) Business Days of the date of termination and (y) in the case of termination pursuant to clause (d)(ii) above, within two (2) Business Days of the date of the first to occur of (I) the execution of a definitive agreement relating to an Acquisition Proposal and (II) consummation of a transaction relating to an Acquisition Proposal.

(f) If this Agreement is terminated pursuant to Section 9.1(d)(iv), then Biosight shall pay to Advaxis, by wire transfer of immediately available funds, an amount equal to $7,500,000 (the “Biosight Breach Termination Fee”) within five (5) Business Days of the date of termination.

(g) For the avoidance of doubt, the Parties acknowledge that if this Agreement is terminated (i) by Biosight or Advaxis pursuant to Section 9.1(b)(i) solely due to a failure of the condition in Section 8.6 and all other conditions set forth in Section 6 and Section 8 are waived or satisfied, or (ii) by Biosight pursuant to Section 9.1(c)(i) solely due to a breach of Section 5.10(a) and all other conditions set forth in Section 6 and Section 8 are waived or satisfied, and with respect to (i) and (ii) above (A) Biosight could not have terminated pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii) with respect to Advaxis’ obligation to pay the Termination Fee and Advaxis could not have terminated pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii) with respect to Biosight’s obligation to pay the Termination Fee; and (B) the circumstances set forth in Section 9.3(b)(ii) (with respect to Advaxis’ obligation to pay the Termination Fee) or Section 9.3(d)(ii) (with respect to Biosight’s obligation to pay the Termination Fee) do not exist, then neither party shall be entitled to Termination Fee and Biosight shall be entitled to the Expense Reimbursement (as described below). Notwithstanding the foregoing, nothing herein shall limit the Parties’ remedies in the event of an Intentional Breach (as defined below).

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(h) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of this Agreement, and that the Termination Fee, the Advaxis Breach Termination Fee or the Biosight Breach Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Biosight or Advaxis, as applicable, in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 9.3(a), Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Legal Proceedings commenced and (ii) such Party shall pay to the other Party interest on the amount payable pursuant to Section 9.3(a), Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, upon payment of the Termination Fee pursuant to this Section 9.3, neither the paying party nor any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the event of material willful or intentional breach of, or fraud in connection with, this Agreement (collectivelly, an “Intentional Breach”); provided, however, that any Termination Fee, Advaxis Breach Termination Fee or Biosight Breach Termination Fee, as applicable, received by either Party shall reduce the amount of any damages payable by the other party, if any, in respect of any such material willful or intentional breach or such fraud.

(i) Unless Biosight receives the Termination Fee or the Biosight Breach Termination Fee, pursuant to the terms and conditions of the above provisions of this Section 9.3, if this Agreement is validly terminated by either Biosight or Advaxis pursuant to Section 9.1 due to failure of the condition set forth in Section 8.6, then Advaxis shall pay (or cause to be paid) to Biosight an amount equal to the Biosight Expenses (as defined below) within two (2) Business Days after receipt by Advaxis of evidence of the Biosight Expenses by wire transfer of immediately available funds to an account designated by Biosight in writing (the “Expense Reimbursement”). The term “Biosight Expenses” shall include any and all reasonable and documented out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Biosight) incurred, paid or otherwise payable by Biosight or on its behalf in connection with or related to the authorization, preparation, documentation, negotiation, execution, consummation (including due diligence) and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus/Information Statement, the Form S-4 Registration Statement, other filing fees and any amendments or supplements thereto and all other matters related to the Transactions; provided, that such expenses shall not exceed $2,000,000.

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Section 10. Miscellaneous Provisions

10.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Section 10.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Biosight, Merger Sub and Advaxis at any time (whether before or after the Advaxis Stockholder Approval or Biosight Shareholder Approval is obtained); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Legal Requirement requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Biosight, Merger Sub and Advaxis.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts. This Agreement (including the Schedules, Annexes and Exhibits hereto) and the other agreements and instruments referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed and delivered (including by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”)) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

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10.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or otherwise) that would result in the application of the Legal Requirements of any other state; provided that notwithstanding the foregoing, the Merger, the Option Tax Ruling (if any), the Israeli Income Tax Ruling and any tax withholding under Israeli law in connection with the Merger and any consideration provided thereunder shall be governed by and construed in accordance with the laws of Israel.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, in any Legal Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in such courts and (iv) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in such courts. Each of the Parties hereto (A) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions (including Israel) by suit on the judgment or in any other manner provided by applicable Legal Requirements and (B) waives any objection to the recognition and enforcement by a court in other jurisdictions (including Israel) of any such final judgment.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(C).

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10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to recover its reasonable sum out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including the Persons described or identified in Section 5.14, other than the parties hereto, the Advaxis D&O Indemnified Parties and the Biosight D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Advaxis or Merger Sub:

Advaxis, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, NJ 08852

E-Mail: berlin@advaxis.com

Attention: Ken Berlin

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

E-Mail: david.schwartz@morganlewis.com

Attention: David C. Schwartz

with a copy (which shall not constitute notice) to:

Herzog Fox & Neeman

Asia House, 4 Weizmann St.

Tel Aviv 6423904, Israel

E-Mail: HerbstR@herzoglaw.co.il

Attention: Rafael Herbst

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if to Biosight:

Biosight LTD.

3 Hayarden St., Airport City

P.O.B 1083

Lod 7019802

Israel

E-Mail: ruth@biosight-pharma.com

Attention: Ruth Ben Yakar

with a copy (which shall not constitute notice) to:

White & Case LLP

3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Telephone No.: +1 650 213 0315

E-Mail: tsealman@whitecase.com

Attention: Tali Sealman

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Telephone No.: +1 212 819 8754

E-Mail: cdiamond@whitecase.com

Attention: Colin Diamond

with a copy (which shall not constitute notice) to:

Horn & Co. Law Offices

Amot Investments Tower, 24th Floor

2 Weizmann St., Tel-Aviv, 6423902, Israel

Telephone No.: +972-3-637 8200

E-Mail: yhorn@hornlaw.co.il

Attention: Adv. Yuval Horn

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

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10.11 Construction. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “made available” or “delivered” shall be deemed to mean that such information was included in Advaxis’ electronic data room or Biosight’s electronic data room, as applicable, at least five (5) Business Days prior to the date of this Agreement or solely with respect to the Advaxis SEC Reports, filed with and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system at least five (5) Business Days prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and the masculine gender shall include the feminine and neuter genders. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any reference to a number of days shall refer to calendar days unless Business Days are specified. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York or Tel Aviv, Israel are authorized or obligated by Legal Requirement to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

ADVAXIS, INC.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President and Chief Executive Officer,
Interim Chief Financial Officer

ADVAXIS LTD.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	Sole Director

BIOSIGHT LTD.

By:	/s/ Dr. Ruth Ben Yakar
Name:	Dr. Ruth Ben Yakar
Title:	Chief Executive Officer

Schedule A

Persons Executing Biosight Support Agreements

1.	Dr. Ruth Ben Yakar

2.	Dr. Pini Orbach

3.	Aaron Sasson

4.	Dr. Gary Gordon

5.	Dr. Briggs Morison

6.	Roy Golan

Schedule B

PERSONS EXECUTING ADVAXIS SUPPORT AGREEMENTS

1.	Ken Berlin

2.	Andres Gutierrez

3.	Igor Gitelman

4.	Dr. David Sidransky

5.	Dr. James Patton

6.	Dr. Samir N Khleif

7.	Richard Berman

8.	Dr. Roni A Appel

2

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“3(i) Biosight Options” shall mean Biosight Options granted and subject to tax under Section 3(i) of the Ordinance.

“102 Advaxis Options” shall have the meaning set forth in Section 1.5(c).

“102 Advaxis Shares” shall mean shares of Advaxis Common Stock issued under the assumed Biosight Employee Plan and subject to tax pursuant to the Interim Option Tax Ruling and Option Tax Ruling and Section 102(b)(2) or 102(b)(3) of the Ordinance.

“102 Biosight Options” shall have the meaning set forth in Section 1.5(c).

“102 Biosight Shares” shall have the meaning set forth in Section 1.7(b).

“102 Trustee” shall mean IBI Capital Compensation and Trusts (2004) Ltd. appointed by Biosight to serve as trustee of the Biosight Employee Plan and the awards granted thereunder pursuant to Section 102 of the Ordinance.

“Acceptable Confidentiality Agreement” means an agreement with Advaxis or Biosight, as applicable, that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, Advaxis or Biosight, as applicable, to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” shall mean with respect to Advaxis or Biosight, any inquiry, proposal or offer from any Person, other than from the other party to the Agreement, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of such party equal to 15% or more of the consolidated assets of such party and its Subsidiaries, or to which 15% or more of the revenues or earnings of such party and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of such party, (iii) tender offer or exchange offer that, if consummated, would result in such Person Beneficially Owning 15% or more of any class of equity or voting securities of such party, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving such party or any of its Subsidiaries, under which (A) such Person would, directly or indirectly, acquire assets equal to 15% or more of the consolidated assets of such party and its Subsidiaries, or to which 15% or more of the revenues or earnings of such party and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (B) the stockholders or equityholders of such third party Person immediately after giving effect to such transaction(s) would Beneficially Own 15% or more of any class of equity or voting securities of such party or the surviving or resulting entity in such transaction(s), provided, however, that the transactions set forth on Part 1-A of the Advaxis Disclosure Schedule shall not constitute Acquisition Proposal.

“Advaxis” shall have the meaning set forth in the Preamble.

“Advaxis Benefit Plan” shall have the meaning set forth in Section 2.13(j).

“Advaxis Board Recommendation” shall have the meaning set forth in Section 2.17(b).

“Advaxis Breach Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Advaxis Certificate of Incorporation Amendment” shall have the meaning set forth in Section 5.17.

“Advaxis Common Stock” shall mean the Common Stock, $0.001 par value per share, of Advaxis.

“Advaxis Contract” shall mean any Contract (a) to which Advaxis or any of its Subsidiaries is a party; (b) by which Advaxis or any of its Subsidiaries or any Advaxis IP Rights or any other asset of Advaxis or any of its Subsidiaries is or may become bound or under which Advaxis has, or may become subject to, any obligation; or (c) under which Advaxis or any of its Subsidiaries has or may acquire any right or interest.

“Advaxis D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Advaxis Disclosure Schedule” shall have the meaning set forth in Section 2.

“Advaxis Equity Plans” shall have the meaning set forth in Section 2.3(b).

“Advaxis Financial Advisor” shall mean LifeSci Capital LLC.

“Advaxis Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Advaxis Fundamental Representations” shall mean the representations and warranties of Advaxis and Merger Sub set forth in Sections 2.1, 2.3(a), 2.17, 2.18 and 2.21.

“Advaxis IP Rights” shall mean all Intellectual Property which is owned or purported to be owned by Advaxis or any of its Subsidiaries, or used or held for use in their respective businesses.

“Advaxis IT Systems” shall have the meaning set forth in Section 2.8(h).

“Advaxis Lease” shall have the meaning set forth in Section 2.7(a).

“Advaxis Leased Real Property” shall have the meaning set forth in Section 2.7(a).

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“Advaxis Material Adverse Effect” shall mean, with respect to Advaxis, a fact, circumstance, condition, development, change, event, occurrence or effect (an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, contracts, cash, operations or financial performance of Advaxis and its Subsidiaries as a whole; or (b) would reasonably be expected to prevent, materially impair or materially delay the ability of Advaxis to perform its obligations under this Agreement or to consummate the Transactions, including the Merger, other than, in the case of clause (a) above, (i) Effects in general economic or political conditions or the securities market in general, or changes in or affecting the industries in which Advaxis and its Subsidiaries operate; (ii) any failure by Advaxis to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Advaxis Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute an Advaxis Material Adverse Effect and may be taken into account in determining whether an Advaxis Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, but solely to the extent Advaxis can prove that such Effect was caused directly as a result of such natural disaster, epidemic, pandemic, disease outbreak or other health emergency; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; provided, that any Effect referred to in clauses (i), (v), and (vi) may be taken into account in determining whether there has been, or would reasonably be expected to be, an Advaxis Material Adverse Effect to the extent such Effect has a disproportionate effect on Advaxis and its Subsidiaries, taken as a whole, relative to other similarly sized participants in the businesses, industries and geographic locations in which Advaxis and its Subsidiaries operate.

“Advaxis Material Contract” shall have the meaning set forth in Section 2.9.

“Advaxis Options” shall mean options or other rights to purchase shares of Advaxis Common Stock issued or granted by Advaxis.

“Advaxis Permits” shall have the meaning set forth in Section 2.11(b).

“Advaxis Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“Advaxis Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Advaxis Registered IP” shall have the meaning set forth in Section 2.8(a).

“Advaxis Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Advaxis RSU” shall mean a restricted stock unit issued by Advaxis pursuant to an Advaxis Equity Plan that vests solely on the basis of time, pursuant to which the holder has a right to receive shares of Advaxis Common Stock or cash after the vesting or lapse of restrictions applicable to such restricted stock unit.

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“Advaxis SEC Reports” shall mean all material forms, certifications, reports, statements and documents required to be filed or furnished by Advaxis with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2019.

“Advaxis Standard Contracts” shall have the meaning set forth in Section 2.9(a)(xiii).

“Advaxis Stock Issuance” shall have the meaning set forth in the Recitals.

“Advaxis Stockholder Approval” shall have the meaning set forth in Section 2.17(c).

“Advaxis Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(a).

“Advaxis Support Agreements” shall have the meaning set forth in the Recitals.

“Advaxis Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Advaxis included in Advaxis’ Report on Form 10-Q filed with the SEC for the period ended January 31, 2021.

“Advaxis Warrants” shall have the meaning set forth in Section 2.3(c).

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall have the meaning set forth in Section 5.5(a).

“Bankruptcy and Equity Exception” shall mean any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights, to general equity principles (whether considered in a proceeding in equity or at law).

“Biosight” shall have the meaning set forth in the Preamble.

“Biosight Benefit Plan” shall have the meaning set forth in Section 3.13(j).

“Biosight Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Biosight Breach Termination Fee” shall have the meaning set forth in Section 9.3(f).

“Biosight Contract” shall mean any Contract (a) to which Biosight or any of its Subsidiaries is a Party; (b) by which Biosight or any Subsidiary of Biosight or any Biosight IP Rights or any other asset of Biosight or its Subsidiaries is or may become bound or under which Biosight or any Subsidiary of Biosight has, or may become subject to, any obligation; or (c) under which Biosight or Subsidiary of Biosight has or may acquire any right or interest.

“Biosight D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Biosight Disclosure Schedule” shall have the meaning set forth in Section 3.

“Biosight Employee Plan” shall mean the Biosight Ltd. 2009 Israeli Share Option Plan, including any exhibit and appendix thereto (including without limitation, US Appendix to the Share Option Plan).

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“Biosight Expenses” shall have the meaning set forth in Section 9.3(i).

“Biosight Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Biosight Fundamental Representations” shall mean the representations and warranties of Biosight set forth in Sections 3.1, 3.3(a), 3.17, 3.18 and 3.21.

“Biosight IP Rights” shall mean all Intellectual Property which is owned or purported to be owned by Biosight or any of its Subsidiaries, or used or held for use in their respective businesses.

“Biosight IT Systems” shall have the meaning set forth in Section 3.8(h).

“Biosight Lease” shall have the meaning set forth in Section 3.7(a).

“Biosight Leased Real Property” shall have the meaning set forth in Section 3.7(a).

“Biosight Material Adverse Effect” shall mean, with respect to Biosight, an Effect that, individually or in the aggregate, has, or would reasonably be expected have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Biosight and its Subsidiaries as a whole; or (b) would reasonably be expected to prevent, materially impair or materially delay the ability of Biosight to perform its obligations under this Agreement or to consummate the Transactions, including the Merger, other than, in the case of clause (a) above, (i) Effects in general economic or political conditions or the securities market in general, or changes in or affecting the industries in which Biosight and its Subsidiaries operate; (ii) any failure by Biosight to meet internal projections or; (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) the resignation or termination of any officer or director; (v) any natural disaster, any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, but solely to the extent Biosight can prove that such Effect was caused directly as a result of such natural disaster, epidemic, pandemic, disease outbreak or other health emergency; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; provided, that any Effect referred to in clauses (i), (v), and (vi) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Biosight Material Adverse Effect to the extent such Effect has a disproportionate effect on Biosight and its Subsidiaries, taken as a whole, relative to other similarly sized participants in the businesses, industries and geographic locations in which Biosight and its Subsidiaries operate.

“Biosight Material Contract” shall have the meaning set forth in Section 3.9(a).

“Biosight Options” shall mean options or other rights to purchase shares of Biosight Shares issued or granted by Biosight.

“Biosight Ordinary Shares” shall mean the ordinary shares, par or nominal value NIS 0.01 per share, of Biosight.

“Biosight Permits” shall have the meaning set forth in Section 3.11(b).

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“Biosight Preferred Shares” shall mean, collectively, the Ordinary A-1 shares, Ordinary A-2 shares, Ordinary A-3 shares, Preferred B shares, Preferred B-1 shares and Preferred C shares, in each case, par or nominal value NIS 0.01 per share, of Biosight.

“Biosight Product Candidates” shall have the meaning set forth in Section 3.11(d).

“Biosight Registered IP” shall have the meaning set forth in Section 3.8(a).

“Biosight Regulatory Permits” shall have the meaning set forth in Section 3.11(d).

“Biosight Share Certificate” shall have the meaning set forth in Section 1.6.

“Biosight Shareholder” shall mean each shareholder of Biosight, and “Biosight Shareholders” shall mean all shareholders of Biosight, in each case as determined immediately prior to the Effective Time.

“Biosight Shareholder Approval” shall mean the approval by the shareholders of Biosight of the Transactions in accordance with Biosight’s Constituent Documents and any applicable Legal Requirements.

“Biosight Shareholder Written Consent” shall have the meaning set forth in Section 5.3(a).

“Biosight Shareholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Biosight Shares” shall mean, depending on the context, the Biosight Ordinary Shares and/or the Biosight Preferred Shares.

“Biosight Standard Contracts” shall have the meaning set forth in Section 3.9(a)(xii).

“Biosight Support Agreements” shall have the meaning set forth in the Recitals.

“Board of Directors” shall mean the board of directors of any specified Person.

“Business Day” shall mean a day, other than Friday, Saturday, Sunday or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by applicable Legal Requirements to close.

“CARES Act” shall mean the federal Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Advaxis Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Change in Biosight Board Recommendation” shall have the meaning set forth in Section 5.3(c).

“Clayton Act” shall mean the Clayton Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 1.3.

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“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies Registrar” shall have the meaning set forth in Section 1.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1(c).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Constituent Documents” shall mean with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirement.

“Costs” shall have the meaning set forth in Section 5.6(a).

“Drug Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Electing Holder” shall have the meaning set forth in Section 5.22(b).

“Electronic Delivery” shall have the meaning set forth in Section 10.4.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b)(i).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amend

“ESPP” shall mean the Advaxis 2018 Employee Stock Purchase Plan.

“Exchange” shall mean the NASDAQ Capital Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.5(a)(ii).

“Existing Advaxis D&O Policies” shall have the meaning set forth in Section 2.15(b).

“Existing Biosight D&O Policies” shall have the meaning set forth in Section 3.15(b).

“Expense Reimbursement” shall have the meaning set forth in Section 9.3(i).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(a).

“Foreign Competition Law” shall mean any Legal Requirements of any Governmental Authorities in the area of trade and competition, other than any such U.S. and Israeli Governmental Authorities.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Advaxis registering the public offering and sale of Advaxis Common Stock to some or all holders of Biosight Shares in the Merger, including all shares of Advaxis Common Stock to be issued in exchange for all other shares of Biosight Shares in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC and European Union, any self-regulatory organization (including the Exchange), or any regulatory body appointed by any of the foregoing, in each case, in any jurisdiction.

“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

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“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA or any related authorities or programs, the Israeli Investment Center, the ITA, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Healthcare Laws” shall have the meaning set forth in Section 2.11(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICL” shall have the meaning set forth in the Recitals.

“IIA” shall have the meaning set forth in Section 5.5(b).

“IIA Undertaking” shall have the meaning set forth in Section 5.5(b).

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) all trademarks, service marks, trade names, domain names, URLs, social media accounts, trade dress, logos and other source identifiers, together with the goodwill associated with any of the foregoing, including registrations and applications for registration, renewals and extensions thereof, (c) all copyrights, copyrightable subject matter and works of authorship, whether registered or unregistered or published or unpublished, including registrations and applications for registration thereof, (d) all rights in software, moral rights, and rights of publicity and privacy, (e) all know-how, trade secrets and other proprietary and/or confidential information, including formulae, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), discoveries and improvements, technical data and information, techniques, research and development, inventions (including conceptions and/or reductions to practice), designs, specifications, concepts, drawings, procedures, processes, models, algorithms, formulations, recipes, ideas, manuals and systems, databases and data, whether or not patentable or copyrightable (collectively, “Trade Secrets”), (f) all applications, registrations, provisions, continuations, continuations-in-part, divisionals, re-examinations, re-issues, renewals, extensions, foreign counterparts, reversions, and similar rights with respect to the foregoing, (g) all causes of action, claims damages and other remedies for past, current, and future infringement, misappropriation, and similar violations of any of the foregoing, and (h) all embodiments and fixations thereof and related documentation and media describing or relating to any of the foregoing.

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“Intended Tax Treatment” shall have the meaning set forth in Section 1.9.

“Intentional Breach” shall have the meaning set forth in Section 9.3(h).

“Interim Option Tax Ruling” shall have the meaning set forth in Section 5.22(a).

“Interim Period” shall have the meaning set forth in Section 4.1(a).

“IRB” shall have the meaning set forth in Section 2.11(e).

“IRS” shall mean the United States Internal Revenue Service.

“Israeli Competition Law” shall have the meaning set forth in Section 5.5(a).

“Israeli Employees” shall have the meaning set forth in Section 3.13(o).

“Israeli Income Tax Ruling” shall have the meaning set forth in Section 5.22(b).

“Israeli Interim Income Tax Ruling” shall mean an interim approval confirming, among other matters, that Advaxis and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments or transfers of the Merger Consideration to the Paying Agent or an Electing Holder.

“ITA” means the Israel Tax Authority.

“Knowledge” shall mean, (A) in the case of Advaxis, the actual knowledge, following reasonable inquiry of direct reports, of individuals listed in Part 1-K of the Advaxis Disclosure Schedule, and (B) in the case of Biosight, the actual knowledge, following reasonable inquiry of direct reports, of individuals listed in Part 1-K of the Biosight Disclosure Schedule.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Listing Rule” shall have the meaning set forth in Section 5.10(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(ii).

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“Merger Notice” shall have the meaning set forth in Section 1.3.

“Merger Proposal” shall have the meaning set forth in Section 5.4(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(l).

“Option Tax Ruling” shall have the meaning set forth in Section 5.22(a).

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Ordinance” shall mean the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course of Business” shall mean, in the case of each of Biosight and Advaxis and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party.

“Party” or “Parties” shall have the meanings set forth in the Preamble.

“Paying Agent” shall have the meaning set forth in Section 1.7(f).

“Payor” shall have the meaning set forth in Section 1.7(e).

“Permitted Encumbrance” shall mean (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been made on the Advaxis Unaudited Interim Balance Sheet or Biosight’s audited consolidated balance sheets as of December 31, 2020, as applicable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Advaxis or any of its Subsidiaries or Biosight or any of its Subsidiaries, as applicable; (iii) liens listed in Part 1-P of the Advaxis Disclosure Schedule or Part 1-P of the Biosight Disclosure Schedule, as applicable, (iv) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements to the extent no payment or performance under any such lease or rental agreement is in arrears or is otherwise due; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirement; (vi) statutory liens securing payments not yet due or which are being contested in good faith, including liens of carriers, warehousemen, mechanics, materialmen, suppliers and repairmen and (vii) in the case of Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business.

“Person” shall mean any individual, Entity or Governmental Authority.

“PHSA” shall have the meaning set forth in Section 2.11(a).

“Proxy Statement/Prospectus/Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Biosight Shareholders in connection with the approval of this Agreement and the Merger (at the Biosight Shareholders’ Meeting or by signing the Biosight Shareholder Written Consent) and to Advaxis’ stockholders in connection with the Advaxis Stockholders’ Meeting.

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“Recall” shall have the meaning set forth in Section 2.11(i).

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Reverse Split” shall have the meaning set forth in Section 5.2(b).

“Rights Agreement” shall mean the Rights Agreement, dated September 29, 2020, by and between Advaxis and Continental Stock Transfer and Trust Company.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 14 Arrangement” shall have the meaning set forth in Section 3.13(o).

“Securities” shall mean, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities or capital stock of such Person, however described and whether voting or non-voting, including options to purchase capital stock or warrants to purchase capital stock or any other instrument convertible into capital stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Litigation” shall have the meaning set forth in Section 5.20.

“Sherman Act” shall mean the Sherman Antitrust Act of 1890, as amended.

“Subsidiary” shall mean, with respect to any Party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) owns or controls, directly or indirectly, securities or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. For the avoidance of doubt, Merger Sub is a Subsidiary of Advaxis.

“Superior Offer” with respect to Biosight or Advaxis shall mean an unsolicited bona fide written Acquisition Proposal that was first received after the date hereof that (i) did not result from, and is not otherwise attributable to, a direct or indirect breach of (or in violation of) Section 4.4 or Section 4.5, as applicable, and (ii) the Board of Directors of such party (Advaxis or Biosight, as applicable) determines, in good faith, after consultation with its outside legal counsel and its financial advisors, if any, (A) is reasonably likely to be consummated in accordance with its terms (if accepted) without unreasonable delay, taking into account all legal, regulatory and financing aspects (including certainty of closing, any termination or break-up fees and, to the extent third party financing is required, that such financing is then fully committed on customary terms and conditions) of such Acquisition Proposal, the Person making the proposal, as well as any written offer by the other Party to amend the terms of this Agreement, and other aspects of the Acquisition Proposal that the Board of Directors of such party (Advaxis or Biosight, as applicable) deems relevant, and (B) if consummated, would result in a transaction more favorable from a financial point of view: (x) in the case of Advaxis, to the holders of Advaxis Common Stock (solely in their capacity as such) than the Transactions and (y) in the case of Biosight, to the shareholders of Biosight (solely in their capacity as such) than the Transactions; provided, however, that, for the purposes of this definition of “Superior Offer,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that references to “15%” in such definition shall be deemed to be references to “50%” and in the case of Biosight, the term “Acquisition Proposal” shall include any other transaction that results in the shareholders of Biosight being the majority holders of a publicly traded company.

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“Surviving Company” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 2.18(a).

“Tax” shall mean any federal, state, local, foreign or other tax, assessment, charge, duty, fee, levy or other governmental charge imposed by a Governmental Authority, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax, assessment, charge, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall have the meaning set forth in Section 9.3(b)(ii).

“Transactions” shall have the meaning set forth in the Recitals.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“VAT” shall have the meaning set forth in Section 3.12(o).

“Valid Tax Certificate” shall mean a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Advaxis and the Paying Agent, that is applicable to payments to be made to any Person, in cash or in kind, pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such withholding. For the avoidance of doubt, the Israeli Income Tax Ruling, the Israeli Interim Income Tax Ruling, the Option Tax Ruling and the Interim Option Tax Ruling (each, if obtained), are regarded as Valid Tax Certificates.

“Willful Breach” shall mean with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. The term “Willfully Breached” shall be construed accordingly.

“Withholding Drop Date” shall have the meaning set forth in Section 1.7(f).

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Exhibit B

FORM OF BIOSIGHT SUPPORT AGREEMENT

(attached)

Exhibit C

FORM OF ADVAXIS SUPPORT AGREEMENT

(attached)

Exhibit D

FORM OF LETTER OF TRANSMITTAL

(attached)

Exhibit E

FORM OF IAA UNDERTAKING

To:	The National Technological Innovation Authority (“Innovation Authority”)

Relating to projects that have been financed by or are currently being financed by the Innovation Authority (or have been financed by the Office of the Chief Scientist of the Ministry of Economy and Industry - hereinafter referred to as the “OCS”) project title 24956, OCS file number 4500 and to projects of the Company (as this term is defined below) that may be financed by the Innovation Authority in the future (the “Projects”).

Undertaking

We, the undersigned, of Advaxis, Inc. a company incorporated, organized and existing under the laws of Delaware and whose registered office is at 9 Deer Park Drive, Suite K-1 Monmouth Junction, NJ 08852, USA (“Advaxis”), have entered into an Agreement and Plan of Merger and Reorganization dated as of July 4, 2021 with Biosight Ltd. (the “Company”) and Advaxis Ltd., an Israeli company and a wholly-owned subsidiary of Advaxis.

Recognizing that the Company’s research and development or technological innovation Projects are currently, have been or will be financially supported by the Innovation Authority or the OCS under and subject to the provisions of The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (the “Innovation Law”) and the applicable regulations, rules, procedures and benefit plans;

Recognizing that the Innovation Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the Innovation Authority’s research committee (the “Research Committee”), acting in accordance with the aims of the Innovation Law and requiring that any such transfer receive the prior written approval of the Research Committee;

Hereby declare and undertake:

1.	To observe strictly all the requirements of the Innovation Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to the Company and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights.

2.	As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the Innovation Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to the Company and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights.

Date	Name (block letters) and signature of Authorized Company Representative and Company Seal